UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Gannett Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

[PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION]

April [26], 2023

Dear Fellow Stockholders:

We are pleased to invite you to our Annual Meeting of Stockholders, which will be held on Monday, June 5, 2023, at 8:00 a.m. Eastern Time. The annual meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder participation from any location. You will be able to participate in the virtual annual meeting, vote your shares and submit questions during the annual meeting via the internet by visiting www.virtualshareholdermeeting.com/GCI2023. There will not be a physical meeting location and you will not be able to attend the annual meeting in person. As always, we encourage you to vote your shares prior to the meeting.

The matters to be considered by our stockholders at the annual meeting are described in detail in the accompanying materials. After consulting with outside experts and advisors, our board of directors decided to continue its efforts to strengthen our approach to governance and is again proposing several changes to our bylaws and certificate of incorporation to remove certain supermajority voting provisions, enhance stockholder rights and increase our board of director’s accountability. Implementation of these provisions requires the approval of holders of 80% of our common stock, and every vote matters.

Your vote is important. Whether or not you expect to participate in the annual meeting, please complete the proxy electronically or by phone as described on your proxy card and under “How do I vote?” in this proxy statement, or please complete, date, sign and promptly return the proxy card in the enclosed postage-paid envelope so that your shares may be represented at the annual meeting. Returning or completing the proxy does not deprive you of your right to participate in the annual meeting and to vote your shares.

Please note that you must follow these instructions in order to participate in and be able to vote at the annual meeting: All stockholders as of the close of business on April 13, 2023, the record date, may vote and ask questions at the annual meeting by accessing www.virtualshareholdermeeting.com/GCI2023 and entering the 16-digit unique control number found on the proxy card or voting instruction form included with the proxy materials. In addition, any stockholder may also be represented by another person at the annual meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. We encourage you to vote using the internet, as it is the most cost-effective way to vote. Even if you have voted by internet, telephone or proxy card, you may still vote via the internet if you participate in the virtual annual meeting. For assistance in voting your shares, please contact our proxy solicitor MacKenzie Partners, Inc., toll-free at (800) 322-2885, collect at (212) 929-5500 or at proxy@mackenziepartners.com or our Investor Relations department at investors@gannett.com or (703) 854-3000.

If you are not the holder of record and own your shares through a brokerage firm, bank, broker-dealer, nominee, custodian or fiduciary (each, a “broker”), we encourage you to follow the instructions provided by your broker about how to vote. Unless you provide your broker with voting instructions, your broker is not required to represent you at the annual meeting and even if they do, they cannot vote your shares on any proposal, except the ratification of our auditors.

Sincerely,

Michael E. Reed
Chairman of the Board of Directors

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS OF GANNETT CO., INC.

WHEN: Monday, June 5, 2023 8:00 a.m. Eastern Time

The principal business of the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), as described in the accompanying proxy materials will be:

(1) Election of nine director nominees to serve until the 2024 annual meeting of stockholders and until their respective successors are elected and duly qualified;

(2) Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023;

(3) Approval, on an advisory basis, of executive compensation;

(4) Approval of our 2023 Stock Incentive Plan;

(5) Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to reflect new Delaware law provisions regarding officer exculpation;

(6) Approval of an amendment to our Amended and Restated Bylaws (the “Bylaws”) to implement majority voting in uncontested director elections;

(7) Approval of amendments to our organizational documents eliminating certain supermajority voting provisions, namely:

A. Eliminating the supermajority voting requirement to amend certain provisions of our Charter;

B. Eliminating the supermajority voting requirements to amend our Bylaws; and

C. Eliminating the supermajority voting requirements to remove directors and to appoint directors in the event that the entire Board of Directors of the Company is removed; and

(8) Any other business properly presented at the Annual Meeting or any adjournment or postponement thereof.

WHERE: Online via: www.virtualshareholdermeeting.com/GCI2023 There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person.
RECORD DATE: Only stockholders of record at the close of business on April 13, 2023 will be entitled to notice of and to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2023:

The Notice of Annual Meeting, Proxy Statement and the Annual Report are available at http://materials.proxyvote.com/36472T

Proposals 6 and 7 are intended to promote stockholder democracy and increase the Board’s accountability to stockholders. These proposals require approval by a supermajority of the outstanding shares, so it is extremely important that your shares be represented at the Annual Meeting, regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete the proxy electronically or by phone as described on your proxy card and under “How do I vote?” in the proxy statement, or complete, date, sign and promptly return the proxy card in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting. If you are not the holder of record and own your shares through a brokerage firm, bank, broker-dealer, nominee, custodian or fiduciary (each, a “broker”), we encourage you to follow the instructions provided by your broker about how to vote.

By Order of the Board of Directors,

Polly Grunfeld Sack
Chief Legal Officer

Gannett Co., Inc. 2023 Annual Meeting of Stockholders

VOTE YOUR SHARES

HOW TO VOTE

Your vote is very important, and we hope that you will participate in the Annual Meeting. You are eligible to vote if you were a stockholder of record at the close of business on April 13, 2023. Please read the proxy statement and vote right away using any of the following methods.

Stockholders of Record:

VOTE BY INTERNET BEFORE OR DURING THE MEETING Visit: www.proxyvote.com	VOTE BY TELEPHONE Call 1-800-690-6903 to vote by phone	VOTE BY MAIL Sign, date, and return your proxy card in the enclosed envelope.

Beneficial Stockholders:

If you are a beneficial stockholder, you will receive instructions from your brokerage firm, bank, broker-dealer, nominee, custodian, fiduciary or other nominee that you must follow in order for your shares to be voted.

Assistance:

For assistance in voting your shares, please contact our proxy solicitor MacKenzie Partners, Inc. toll-free at (800) 322-2885, collect at (212) 929-5500 or at proxy@mackenziepartners.com or our Investor Relations department at investors@gannett.com or (703) 854-3000.

Proposal 5
Proposal No. 5 - Approval of an Amendment to our Charter to Reflect New Delaware Law Provisions Regarding Officer Exculpation	72

PROPOSAL 6
Proposal No. 6 - Approval of an Amendment to our Bylaws to Implement Majority Voting in Uncontested Director Elections	74

PROPOSAL 7
Proposal No. 7 - Approval of Amendments to our Certificate of Incorporation and Bylaws to Eliminate Supermajority Voting Requirements	76

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2024 ANNUAL MEETING	79

OTHER MATTERS	79

ADDITIONAL INFORMATION	79

APPENDIX A
Reconciliation of Adjusted EBITDA

APPENDIX B
Gannett Co., Inc. 2023 Stock Incentive Plan

APPENDIX C
Proposed Amendment to Charter (Proposal No. 5)

APPENDIX D
Proposed Amendment to Bylaws (Proposal No. 6)

APPENDIX E
Proposed Amendment to Charter (Proposal No. 7A)

APPENDIX F
Proposed Amendment to Charter and Bylaws (Proposal No. 7B)

APPENDIX G
Proposed Amendment to Charter and Bylaws (Proposal No. 7C)

Cautionary Note Regarding Forward Looking Statements:

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental, social, and governance goals, our commitments, and our strategies. Words such as “expect(s),” “intend(s),” “plan(s),” “target(s),” “believe(s),” “will,” “may,” “aim,” “seek(s),” “strive(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs, are not a guarantee of future performance, and involve and are subject to a number of known and unknown risks, uncertainties, and other factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance our expectations will be attained. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s most recent reports on Form 10-K and Form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”). Such forward-looking statements speak only as of the date they are made. Except to the extent required by law, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

GANNETT CO., INC.
7950 Jones Branch Drive, McLean, VA 22107-0150

Proxy Statement for the 2023 Annual Meeting of Stockholders

to be Held on June 5, 2023

PROXY STATEMENT SUMMARY
To assist you in reviewing the proposals to be considered and voted upon at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 5, 2023, we have summarized information contained elsewhere in this proxy statement or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”). This summary does not contain all of the information you should consider about Gannett Co., Inc. (“we,” “our,” “us,” “Gannett,” or the “Company”) and the proposals being submitted to stockholders at the Annual Meeting. We encourage you to read the entire proxy statement and Annual Report carefully before voting.

2023 Annual Meeting of Stockholders

Date & Time	Location	Record Date
Monday, June 5, 2023 8:00 a.m. Eastern Time	Online via: www.virtualshareholdermeeting.com/GCI2023	April 13, 2023

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation	Page Reference (for more information)
1	Election of nine director nominees named in this proxy statement	FOR each nominee	14
2	Ratification of the appointment of Grant Thornton LLP	FOR	56
3	Advisory vote on executive compensation (“say on pay”)	FOR	59
4	Approval of our 2023 Stock Incentive Plan	FOR	61
5	Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to reflect new Delaware law provisions regarding officer exculpation	FOR	72
6	Approval of an amendment to our Amended and Restated Bylaws (the “Bylaws”) to implement majority voting in uncontested director elections	FOR	74
7	Approval of amendments to our organizational documents eliminating certain supermajority voting provisions, namely:
	A. Eliminating the supermajority voting requirement to amend certain provisions of our Charter	FOR	77
	B. Eliminating the supermajority voting requirements to amend our Bylaws	FOR	77
	C. Eliminating the supermajority voting requirements to remove directors and to appoint directors in the event that the entire board of directors is removed	FOR	78

Director Nominees

Name	Age	Recent Professional Experience	Committees
Theodore P. Janulis*	64	Founder and Principal, Investable Oceans	AC, CC, NGC
John Jeffry Louis III*	60	Co-Founder and Former Chairman, Parson Capital Corporation	CC, NGC, SRC
Maria M. Miller*	66	Former Chief Marketing Officer, Bahamas Paradise Cruise Line	AC, NGC, SRC
Michael E. Reed	56	Chief Executive Officer, Gannett Co., Inc.	—
Amy Reinhard*	48	Vice President, Studio Operations and Consumer Products, Netflix, Inc.	AC, TC
Debra A. Sandler*	63	President and Chief Executive Officer, La Grenade Group, LLC	NGC, TC
Kevin M. Sheehan*	69	Chairman, Dave & Buster’s Entertainment, Inc.	AC, CC, SRC
Laurence Tarica*	73	Former President and Chief Operating Officer, Jimlar Corporation	NGC, TC
Barbara W. Wall*	68	Former Chief Legal Officer, Gannett Media Corp.	NGC, TC

* AC CC NGC SRC TC	— Independent Director Nominee — Audit Committee — Compensation Committee — Nominating and Corporate Governance Committee — Share Repurchase Committee — Transformation Committee

Who We Are

We are a subscription-led and digitally-focused media and marketing solutions company committed to empowering communities to thrive. We operate a scalable, data-driven media platform that aligns with consumer and digital marketing trends. We aim to be the premier source for clarity, connections, and solutions within our communities. Our mission is to provide unbiased, unique local and national content and unrivaled digital marketing solutions to the communities we serve. We seek to drive audience growth and engagement by delivering valuable content to our consumers, while offering the unique products and marketing expertise our advertisers desire. Our strategy prioritizes the growth of highly recurring digital businesses, while maximizing the lifetime value of our legacy print business, and we expect the execution of this strategy to enable us to continue our evolution to a digitally-focused content platform.

Company Governance Highlights

Operating Priorities. In 2022, we continued our commitment to a subscription-led business strategy that drives audience growth and engagement by delivering valuable content experiences to our consumers, while offering the products and marketing expertise our advertisers desire. The five key operating pillars of our strategy include: driving digital subscription revenue growth, driving digital marketing solutions growth by engaging more customers in recurring monthly revenue offerings, optimizing our traditional businesses across print and advertising, prioritizing investments in growth businesses, and building on our environmental, social and governance (“ESG”) focus to foster culture and community, both internally and externally.

Stockholder Outreach and Engagement. We regularly engage with our stockholders over the course of a year on diverse topics such as financial performance, executive compensation and pay for performance matters, corporate governance and corporate social responsibility. These meetings can be in person or via teleconference. During 2022, we held over 130 meetings with stockholders and attended nine conferences, while also engaging with our analysts on a quarterly basis at a minimum. In early 2023, we invited 25 of our investors (representing over 50% of our share ownership) to engage with us for a comprehensive update with respect to our governance efforts, including our transparency on our inclusion and diversity, our ESG initiatives, further alignment of our executive compensation to financial performance, the significant progress on debt paydown, and an update on progress against our long-term strategy.

We are committed not just to continued engagement with our shareholders, but to reviewing and applying the substance of the engagement. Management routinely reports to our board of directors (the “Board”) and specific Board committees on the substance and nature of our stockholder communications. This feedback was used to help shape our 2023 proxy statement disclosures and the re-inclusion of Proposals 6 and 7 to further promote stockholder democracy and increase the Board’s accountability to stockholders. These proposals require a supermajority of the outstanding shares and we have engaged MacKenzie Partners, Inc. to assist us in the solicitation of stockholder participation.

Detrimental Conduct Recoupment Policy. We have adopted a Detrimental Conduct Recoupment Policy (the “clawback policy”) which allows the Company to recover incentive compensation provided to the current and former employees of the Company and its subsidiaries and affiliates, in certain circumstances. We believe the clawback policy will maintain and enhance a culture that is focused on integrity and accountability, and that seeks to discourage conduct detrimental to the Company’s long-term growth.

Board of Directors. The majority of our Board are considered independent directors of the Company. Our Board is composed of talented directors with diverse skill sets such as expertise in technology, cybersecurity, and financial reporting and each independent director is a member of at least two Board committees. Cyber and data security are priorities for us and our Board receives regular updates on Gannett’s cyber strategy, developments and results. We also believe ongoing evaluation and board refreshment are critical for the Company to execute its long-term strategy and maximize stockholder value. The Nominating and Corporate Governance Committee develops criteria for potential directors. In 2022, Amy Reinhard, Vice President, Studio Operations at Netflix, Inc., joined our Board as an independent director with significant experience across media and subscription-led businesses.

Inclusion, Diversity and Equity Efforts. Inclusion, Diversity and Equity are core pillars of our organization and influence all that we do, from recruiting, development and retention, to day-to-day operations including hiring, onboarding, education, leadership training and professional development. In early 2023, we published our 2022 Inclusion Report which highlighted our inclusion, diversity, and equity efforts. The 2022 Inclusion Report outlined our current workforce diversity data, our inclusion goals that reach into 2025, as well as the steps we are taking to achieve our goals. We remain consistent, committed, and intentional in our quest to be a leader in Inclusion, Diversity and Equity. In 2022, we were recognized in the 2022 Best Places to Work for LGBTQ Equality. Also in 2022, for the fifth year in a row, we received a perfect score of 100 on the Corporate Equality Index, the nation’s premier benchmarking survey and report measuring corporate policies and practices related to LGBTQ workplace equality and inclusion.

ESG Initiatives. As a leading media organization, our longstanding corporate social responsibility position is driven by our deep commitment to our communities. We are dedicated to ensuring that we have mindful and ethical business practices that positively impact our world. In early 2023, we published our 2023 ESG Report detailing the progress we made on our U.N. Sustainable Development Goals (“U.N. SDGs”) that include Reduced Inequalities, Climate Action, and Peace, Justice & Strong Institutions. The 2023 ESG Report included noteworthy highlights such as improving our workplace diversity, expanding our systems infrastructure to provide Scope 1 and 2 emissions for our entire global carbon footprint and reducing the number of manufacturing facilities. Also, we recently published the inaugural edition of our network-wide 2022 Impact Report, which highlighted the most influential articles we produced in 2022 and covers topics such as coverage on inclusion, diversity, and equity, as well as climate change.

The well-being of all our employees is of paramount importance to us and we are committed to maintaining a corporate culture that conducts business in a responsible and ethical manner that includes promoting, protecting and supporting human rights across our operations and throughout our entire organization, which is why we have published a companywide Human Rights Policy. This policy expands upon an existing policy already enacted by our United Kingdom (“U.K.”) operations. Our Human Rights Policy covers areas such as our commitment to diversity and inclusion, a safe and healthy workplace, our communities and stakeholders, and freedom of association and collective bargaining, which ensures our employees’ right to form and choose whether to join a labor union without fear of reprisal, intimidation, or harassment. The policy also reflects our commitment to bargaining in good faith with chosen representatives of such groups in accordance with applicable laws.

Director Nominees Skills and Attributes

We believe that our director nominees possess the requisite experience and skills necessary to carry out their duties and to serve our best interests and those of our stockholders.

Number of Director Nominees displaying Key Competencies and/or Profiles

For more information regarding our directors, director nominees, and our corporate governance, see “Proposal No. 1 – Election of Directors” and “Environmental, Social and Governance Matters.”

GENERAL INFORMATION

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board for the 2023 Annual Meeting of Stockholders of Gannett Co., Inc. to be held on Monday, June 5, 2023 at 8:00 a.m. Eastern Time, and at any adjournment or postponement thereof. The Annual Meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder participation from any location. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person.

We made our proxy materials available to stockholders via the internet or in printed form on or about April [26], 2023. Our proxy materials include the Notice of the Annual Meeting, this proxy statement, and our Annual Report. These proxy materials, other than the proxy card which is available with the printed materials, can be accessed at http://materials.proxyvote.com/36472T. A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will vote on:

1)	the election of nine director nominees to serve until the 2024 annual meeting of stockholders and until their respective successors are elected and duly qualified;

2)	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023;

3)	a proposal to approve, on an advisory basis, the Company’s executive compensation (“say on pay”);

4)	a proposal to approve our 2023 Stock Incentive Plan;

5)	a proposal to approve an amendment to our Charter to reflect new Delaware law provisions regarding officer exculpation;

6)	a proposal to amend our Bylaws to implement majority voting in uncontested director elections; and

7)	proposals to eliminate certain supermajority voting provisions from our organizational documents, namely:

A.	a proposal to eliminate the supermajority voting requirement applicable to the amendment of certain provisions of our Charter;

B.	a proposal to eliminate the supermajority voting requirements applicable to the amendment of our Bylaws; and

C.	a proposal to eliminate the supermajority voting requirements applicable to remove directors and to appoint directors in the event that the entire Board is removed.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this proxy statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the proxy holders will vote for you on such matter in their discretion.

What must I do if I want to participate in the Annual Meeting?

By visiting www.virtualshareholdermeeting.com/GCI2023 and signing in with your unique control number, you will be able to participate in the Annual Meeting, vote your shares and ask questions during the meeting. Guests who are not stockholders are welcome to join the virtual meeting but will be restricted to listen-only mode. If you encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.

As always, we encourage you to vote your shares prior to the Annual Meeting. This proxy statement furnishes you with the information you need in order to vote, whether or not you participate in the Annual Meeting.

Who may vote at the Annual Meeting?

If you owned shares of our common stock at the close of business on April 13, 2023, which is the record date for the Annual Meeting, then you are entitled to vote your shares at the meeting. At the close of business on the record date, we had [●] shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

Stockholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote will be able to vote their shares electronically at the Annual Meeting while the polls are open.

How do I vote?

Telephone and internet voting are available through 11:59 p.m. Eastern Time on June 4, 2023 using the 16-digit unique control number included on your proxy card or in the instructions that accompanied your proxy materials. Whether you are a stockholder of record or a beneficial owner, you can submit a proxy for your shares by internet at www.proxyvote.com. Stockholders of record can also submit a proxy for their shares by calling 1-800-690-6903.

You can also submit your proxy by mail by completing, signing, dating the proxy card and returning it in the pre-paid enclosed envelope so that it is received prior to the Annual Meeting. In addition, you may vote your shares during the Annual Meeting if you log into the meeting using your unique control number.

If you are a beneficial stockholder, you will receive instructions from your brokerage firm, bank, broker-dealer, nominee, custodian, fiduciary or other nominee that you must follow in order for your shares to be voted. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

We encourage you to vote as soon as possible, even if you plan to participate in the Annual Meeting. Your vote is important and for all items other than ratification of the appointment of our independent registered public accounting firm, if you hold shares in street name, your shares will not be voted by your brokerage firm, bank, broker-dealer, nominee, custodian, fiduciary or other nominee if you do not provide voting instructions.

For assistance in voting your shares, please contact our proxy solicitor MacKenzie Partners, Inc. toll-free at (800) 322-2885, collect at (212) 929-5500 or at proxy@mackenziepartners.com or our Investor Relations department at investors@gannett.com or (703) 854-3000.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered the stockholder of record with respect to those shares, and we sent the printed proxy materials (including your 16-digit unique control number) directly to you.

Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization (which is referred to as holding shares in “street name”), then the broker, nominee, custodian, or fiduciary (each, a “broker”) is considered the stockholder of record for purposes of voting at the Annual Meeting, and the printed proxy materials will be forwarded to you by the broker. As the beneficial owner of the shares, you have the right to instruct your broker on how to vote the shares held in your account. If you are not the holder of record and own your shares through a broker, we encourage you to follow the instructions provided by your broker about how to vote.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you indicate when voting over the internet or by telephone that you wish to vote as recommended by our Board or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then a “broker non-vote” occurs. In that case, the broker has discretionary authority to vote your shares on Proposal 2 with respect to the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (because it is considered a “routine” proposal under the rules of the New York Stock Exchange (“NYSE”)), but cannot vote your shares on any other matters being considered at the Annual Meeting (because they are considered non-routine proposals under NYSE rules). When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise have an effect on Proposals 1, 3, 4 and 5 and will count as a vote “Against” with respect to Proposals 6, 7A, 7B and 7C. We therefore encourage you to provide voting instructions on each proposal to the organization that holds your shares.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum to conduct business at the Annual Meeting. Shares held by an intermediary, such as a brokerage firm, bank, broker-dealer or other similar organization, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions, broker non-votes, and “withhold” votes for election of directors also will be counted for the purpose of determining the existence of a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

What vote is required to approve each proposal and how does the Board recommend that I vote?

The vote required to approve each proposal and the Board’s recommendation with respect to each proposal are described below.

Proposal		Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of nine director nominees	FOR each nominee	Plurality of votes cast (1)	None	None
2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023	FOR	Majority of shares present and entitled to vote thereon	Same effect as vote cast against proposal	Not applicable since this proposal is a routine matter on which brokers may vote
3.	Advisory vote on executive compensation	FOR	Majority of shares present and entitled to vote thereon (2)	Same effect as vote cast against proposal	None
4.	Approval of our 2023 Stock Incentive Plan	FOR	Majority of shares present and entitled to vote thereon	Same effect as vote cast against proposal	None

Proposal		Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
5.	Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to reflect new Delaware law provisions regarding officer exculpation	FOR	Majority of shares present and entitled to vote thereon	Same effect as vote cast against proposal	None
6.	Approval to implement majority voting in uncontested director elections	FOR	80% of outstanding shares	Same effect as vote cast against proposal	Same effect as vote cast against proposal
7A.	Approval to eliminate the supermajority voting requirement to amend certain provisions of our Charter	FOR	80% of outstanding shares	Same effect as vote cast against proposal	Same effect as vote cast against proposal
7B.	Approval to eliminate the supermajority voting requirements to amend certain provisions of our Bylaws	FOR	80% of outstanding shares	Same effect as vote cast against proposal	Same effect as vote cast against proposal

Proposal		Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
7C.	Approval to eliminate the supermajority voting requirements to remove directors and to appoint directors in the event that the entire Board is removed	FOR	80% of outstanding shares	Same effect as vote cast against proposal	Same effect as vote cast against proposal

(1)	A “withhold vote” will have no effect on the vote’s outcome, because the nominees who receive the highest number of “for” votes are elected, and since the nominees are running unopposed they only need a single “for” vote to be elected.

(2)	The results of the advisory vote on executive compensation are not binding on our Board or our Compensation Committee. However, our Board and Compensation Committee value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

How can I obtain a stockholder list?

A stockholder list will be available for examination by our stockholders at our principal executive offices at 7950 Jones Branch Drive, McLean, VA 22107-0150 during ordinary business hours throughout the ten-day period prior to the Annual Meeting and during the Annual Meeting via the virtual meeting site for any purpose germane to the meeting.

Can I change or revoke my vote?

If you are a stockholder of record, you may revoke your proxy through any of the following methods:

●	send timely written notice of revocation to our Chief Legal Officer at Gannett Co., Inc., 175 Sully’s Trail, Pittsford, NY 14534;

●	properly complete, sign, date and mail a timely new proxy card to the address above;

●	dial the number provided on the proxy card and timely vote again;

●	log on to the internet site provided on the proxy card and timely vote again; or

●	attend the Annual Meeting and vote again.

Only your last-submitted, timely vote will count at the Annual Meeting. If you are a street name holder, you must contact your broker to receive instructions as to how you may revoke your proxy instructions.

We encourage you to vote in advance of the Annual Meeting to ensure your vote is counted should you be unable to participate in the Annual Meeting. Stockholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote will be able to vote their shares electronically at the Annual Meeting while the polls are open. If you properly provide your proxy in time to be voted at the Annual Meeting, it will be voted as you specify unless it is properly revoked prior thereto. If you properly provide your proxy but do not include your voting specifications, the shares represented by the proxy will be voted in accordance with the recommendations of the Board, as described in this proxy statement.

Who is paying for this proxy solicitation?

The Board is soliciting proxies for use at the Annual Meeting, and we will bear the expense of preparing, printing and mailing the proxy materials and the proxies solicited hereby. Following the mailing of this proxy statement and other proxy materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. In addition, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. Following the mailing of this proxy statement and other proxy materials, we will also request brokerage firms, banks, broker-dealers, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held as of the record date and will provide reimbursement for the cost of forwarding the materials.

We have retained MacKenzie Partners, Inc. to assist with soliciting proxies on our behalf for a fee of approximately $17,500, plus reasonable out of pocket expenses. We bear all proxy solicitation costs. If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885, collect at (212) 929-5500 or at proxy@mackenziepartners.com or our Investor Relations department at investors@gannett.com or (703) 854-3000.

Can I ask questions at the Annual Meeting?

You may submit questions in advance of the Annual Meeting or during the Annual Meeting. We encourage you to submit questions in advance at www.proxyvote.com after logging in with your 16-digit unique control number found on the proxy card or voting instruction form included with the proxy materials. We request that questions sent in advance be submitted by June 2, 2023. You may also submit questions during the Annual Meeting by accessing the virtual meeting website at www.virtualshareholdermeeting.com/GCI2023 with your 16-digit unique control number and following the instructions available on the virtual meeting website.

We expect to respond to questions during the Annual Meeting that are pertinent to meeting matters as time permits. We may group together questions that are substantially similar to avoid repetition. If we are unable to answer your question during the Annual Meeting due to time constraints, we encourage you to contact our Investor Relations department at (703) 854-3000 or investors@gannett.com.

Who counts the votes?

A representative of the Carideo Group, Inc. (an affiliate of Broadridge Financial Solutions Inc.), our independent tabulating agent, will count the votes and act as the inspector of elections. We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our inspector of elections to examine these documents.

How can I find out the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first proposal is to elect nine director nominees to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our Board shall consist of not less than three and not more than eleven directors as the Board may from time to time determine. The number of directors on the Board is currently fixed at nine.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated Michael E. Reed, Kevin M. Sheehan, Theodore P. Janulis, John Jeffry Louis III, Maria M. Miller, Amy Reinhard, Debra A. Sandler, Laurence Tarica, and Barbara W. Wall for election as a director to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier retirement, resignation or removal. All of the Board’s nominees for director were elected at the last annual meeting and all nominees have agreed to serve if elected.

The Board recommends that you vote FOR each of the director nominees.

Unless otherwise instructed, all proxies that we receive will be voted FOR the director nominees. Abstentions and broker non-votes will have no effect on the election of directors. A “withhold vote” will have no effect on the vote’s outcome, because the nominees who receive the highest number of “for” votes are elected, and since the nominees are running unopposed they only need a single “for” vote to be elected. If a nominee becomes unable to stand for election as a director, an event that our Board does not presently expect, the persons named in the proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, determine and as the Nominating and Corporate Governance Committee or the Board may recommend, provided that proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Information Concerning our Director Nominees

Set forth below is certain biographical information for our director nominees. Each of our director nominees was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board as a whole. Our director nominees have experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the director nominees also has key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to serve on the Board and its committees.

Name, Position, Age	Description
Michael E. Reed Chairman of the Board, Chief Executive Officer and President Age: 56 Director since November 2013

Mr. Reed has been Chairman of the Board since May 2019, and he has served as our Chief Executive Officer and President, and a member of our Board, since November 2013. Previously, he had been Chief Executive Officer of GateHouse Media, Inc. (“GateHouse”), our predecessor, since January 2006 and served in this position when GateHouse filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in September 2013. He was a member of the board of directors of GateHouse since October 2006. Mr. Reed formerly served on the board of directors for the Newspaper Association of America, including one year as Chairman. He formerly served on the board of directors for the Minneapolis Star Tribune, from 2009 to 2014. Mr. Reed also formerly served as a director of the Associated Press and Chairman of the Audit Committee for the Associated Press. Mr. Reed currently also serves on the board of directors of TouchCare Holdings LLC.

Mr. Reed has a deep understanding of our operations, strategy and people, as well as our industry, serving in senior executive capacities in the newspaper and publishing industries for more than 25 years. Mr. Reed also has extensive corporate board experience.

Kevin M. Sheehan Lead Director Age: 69 Director since November 2013 Lead Director since May 2019

Mr. Sheehan has been a member of our Board since November 2013, and served as Lead Director since May 2019. He was a member of the board of directors of GateHouse from October 2006 through November 2013 and served in this position when GateHouse filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in September 2013. From August 2016 to September 2018, Mr. Sheehan served as a director of, and from June 2018 to October 2018, as a senior advisor to, Scientific Games Corporation, a provider of games, systems and services for casino, lottery, social gaming, online gaming and sports betting. Mr. Sheehan served as the Chief Executive Officer and President of Scientific Games from August 2016 until June 2018. From February 2015 through August 2016, Mr. Sheehan taught full time as the John J. Phelan, Jr. Distinguished Visiting Professor of Business at Adelphi University. Mr. Sheehan currently serves as a director and a member of the finance committee, and since April 2021 as Chairman, of Dave & Buster’s, Inc. (Nasdaq: PLAY), having served as its Interim CEO from October 2021 to June 2022. Mr. Sheehan served as a director of Navistar, Inc., (NYSE: NAV) from October 2018 to June 2021, Hertz Global Holdings, Inc. (NYSE: HRI) and its wholly-owned subsidiary The Hertz Corporation from August 2018 to July 2021, and Bob Evans Farms (Nasdaq: BOBE) from April 2014 to May 2017.

Mr. Sheehan has significant experience in a senior management capacity for large corporations. Specifically, his experience as the chief executive officer and chief financial officer of several large corporations provides him with important experience and skills, as well as an understanding of the complexities of our current economic environment. Mr. Sheehan also brings significant financial expertise to our Board and is a Certified Public Accountant.

Name, Position, Age	Description
Theodore P. Janulis Director Age: 64 Director since January 2014

Mr. Janulis founded and has served as a principal of Investable Oceans, an investment platform incorporated in 2020 that is focused on sustainable ocean investing, since September 2019. From January 2014 until June 2016, Mr. Janulis served as the Chief Executive Officer of CRT Greenwich LLC, a financial services company. Prior to that, Mr. Janulis served as Chief Executive Officer of Aurora Bank FSB, a federal savings bank, from September 2008 to January 2013. Before Aurora, Mr. Janulis spent 23 years at Lehman Brothers in various senior management roles including Global Head of Mortgage Capital, Global Head of the Investment Management Division, which included Neuberger Berman, and Global Co-Head of Fixed Income. Mr. Janulis also served on the firm’s Executive Committee.

Mr. Janulis’ knowledge, skill, expertise and experience, including his extensive senior management experience, his service as chief executive officer of two companies and his significant financial background, as evidenced by his professional and educational history, provides us with valuable experience at the board level.

John Jeffry Louis III Director Age: 60 Director since November 2019

Mr. Louis served as a director and as Chairman of the Board of Legacy Gannett from June 2015 to November 2019. Mr. Louis previously served as a director of TEGNA, Inc., Legacy Gannett’s former parent, from October 2006 until June 2015. Mr. Louis is the co-founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He currently serves as a director of The Olayan Group and S.C. Johnson and Son, Inc.

Mr. Louis has financial expertise, with substantial experience in founding, building and selling companies and in investing in early stage companies from his years of experience in the venture capital industry as a leader of Parson Capital and as an entrepreneur who has founded a number of companies and provides the Board with a valuable perspective.

Maria M. Miller Director Age: 66 Director since October 2019

Ms. Miller has a more than 30-year career in innovative marketing and digital communications, spanning the consumer products, financial services, e-commerce, travel, hospitality and cruise industries. Most recently, she served as Chief Marketing Officer for Bahamas Paradise Cruise Line from June 2017 to January 2019. Ms. Miller also held various senior marketing roles at several companies, including Norwegian Cruise Line (NYSE: NCLH), Dave & Buster’s, Inc. (Nasdaq: PLAY), Elance, Inc. (now Upwork) (Nasdaq: UPWK), Avis Rent A Car, Inc. (Nasdaq: CAR), American Express (NYSE: AXP), the General Foods Corporation and The Shulton Group. Ms. Miller serves on the board of directors of Playa Hotels & Resorts N.V.

Ms. Miller’s extensive marketing experience as well as her strong digital communications background are skills our Board highly values. In addition, Ms. Miller has extensive executive leadership experience.

Name, Position, Age	Description
Amy Reinhard Director Age: 48 Director since April 2022

Ms. Reinhard has been the Vice President of studio operations and consumer products for Netflix, Inc. (Nasdaq: NFLX) since September 2020, having previously served as Vice President of content acquisition and consumer products for Netflix, Inc. from November 2016 to September 2020. From January 2005 until November 2016, Ms. Reinhard was with Paramount Pictures Corporation, a subsidiary of ViacomCBS Inc. (Nasdaq: PARA), where she held a series of advancing roles, most recently as President of Worldwide Television Licensing and Distribution from April 2014 to November 2016.

Ms. Reinhard is a senior media executive with more than 20 years of strategy, operational, and management experience across the spectrum of television and film acquisition, production, marketing, and distribution. She has significant experience across traditional and digital media and brings to the Board a unique combination of strategy and operational skills with a global perspective, growth orientation and audience-focus.

Debra A. Sandler Director Age: 63 Director since November 2019

Ms. Sandler serves as President and Chief Executive Officer of La Grenade Group, LLC, a privately held consulting firm that she founded in 2015 and advises a wide range of clients on marketing innovation and overall business development. Ms. Sandler served as a director of Legacy Gannett from June 2015 to November 2019. Ms. Sandler served as Chief Health and Wellbeing Officer of Mars, Inc., a manufacturer of confectionary, food, and pet food products, from July 2014 through June 2015, having served as President, Chocolate, North America from April 2012 to July 2014, and Chief Consumer Officer, Mars Chocolate, North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent ten years with Johnson & Johnson in a variety of leadership roles and, before that, 13 years with PepsiCo. She serves as a director of Keurig Dr Pepper Inc. (Nasdaq: KDP), Dollar General Corporation (NYSE: DG), Archer-Daniels-Midland (NYSE: ADM), a trustee of Hofstra University, and is a member of the Executive Leadership Council. Ms. Sandler is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry. Ms. Sandler has served a member of the Board of Executive Managers of Pharmavite, LLC since 2017.

Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo.

Name, Position, Age	Description
Laurence Tarica Director Age: 73 Director since January 2014

Mr. Tarica was President and Chief Operating Officer of Jimlar Corporation (“Jimlar”), a member of the Li and Fung Group and a designer, distributor, and supplier of footwear, from March 1991 until his retirement in December 2014. Mr. Tarica serves on the board of directors of D’Addario and Company, a manufacturer of musical instrument accessories. Mr. Tarica also served on the Advisory Board of the New York Mets until November 2020.

Mr. Tarica’s knowledge, skill, expertise and experience, specifically his experiences in a variety of business divisions, including sales and marketing, his development of Jimlar’s digital services and social media strategy and his over 20 years of operational and leadership experience as the president and chief operating officer of Jimlar, are attributes our Board considers highly valuable.

Barbara W. Wall Director Age: 68 Director since November 2019

Ms. Wall served as the Chief Legal Officer of Legacy Gannett from June 2015 to November 2019, and as its interim Chief Operating Officer from March 2019 to November 2019. She previously held various other positions with TEGNA, Inc., where she worked for thirty years. Since 2007, Ms. Wall has taught media law at American University’s School of Communications. She also currently serves on the boards of The Freedom Forum and The News Media Alliance.

Ms. Wall brings extensive First Amendment and legal expertise in addition to a deep knowledge of Legacy Gannett and its history and operations. She has received several lifetime achievement awards, including the Media Law Resource Center’s William J. Brennan, Jr. Defense of Freedom Award (2021), the American Bar Association’s Champion of Freedom Award (2020)  and the Reporters Committee for Freedom of the Press’s First Amendment Award (2012).

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

The Board believes that effective oversight of ESG matters is core to its risk oversight function and is essential to sustainability, providing value to stockholders and benefiting the communities we serve. As a leading media organization, our longstanding corporate social responsibility position is driven by our deep commitment to our communities. Our journalists seek to shed light on important issues and our marketing endeavors promote meaningful connections in our communities.

The Board’s oversight of ESG matters includes review of the following on at least an annual basis:

●	environmental practices including energy and resource management;

●	diversity initiatives and human resource policies and practices;

●	privacy and data security practices;

●	executive compensation programs;

●	annual stockholder engagement activity;

●	the whistleblower program and procedures for handling complaints; and

●	the code of business conduct and ethics, code of ethics for executive officers, and related compliance activities.

Gannett’s mission of empowering its communities to thrive cannot be met without considering the pillars that make up our corporate social responsibility position. Whether reporting the latest news or providing business-to-business solutions, Gannett backs up its corporate mission and purpose with mindful and ethical business practices that positively impact communities, people, and the planet.

Environmental, Social and Governance Sustainability Report

As a leading media organization, our longstanding corporate social responsibility position is driven by our deep commitment to our communities. We are dedicated to ensuring that we have mindful and ethical business practices that positively impact our world. In 2022, Gannett published its inaugural ESG report detailing the alignment of its efforts across the Company’s corporate social responsibility pillars which are people, planet, and communities, with the U.N. SDGs of Reduced Inequalities, Climate Action, and Peace, Justice & Strong Institutions. We aim to contribute to all 17 U.N. SDGs but have chosen these three as our key priorities for sustainability at Gannett where we believe Gannett can help make the most significant impact. In early 2023, we published our 2023 ESG Report detailing the progress we made on our U.N. SDGs that include Reduced Inequalities, Climate Action, and Peace, Justice & Strong Institutions. The 2023 ESG Report included noteworthy highlights such as improving our workplace diversity, expanding our systems infrastructure to provide Scope 1 and 2 emissions for our entire global carbon footprint and reducing the number of manufacturing facilities. While Gannett has made great strides, we know that we can do more, and we look forward to continuing to build upon our efforts in 2023 and beyond. To read the complete 2023 ESG Report, which we intend to update annually, please go to gannett.com/sustainability.

People (U.N. SDG 10: Reduced Inequalities)

Gannett supports a diverse, inclusive, and equitable workplace offering opportunity for growth. We invest in our employees with policies, practices, and resources to enable personal and professional advancement. Beginning in 2020, we made formal commitments to workplace diversity within our own company and to broadening our reporting on diversity and inclusion. These efforts align closely to the broader U.N. SDGs covered in Goal 10, and particularly target 10.2.

We are committed to creating a workplace that is inclusive — where everyone can be their whole, authentic selves, which we believe will influence the stories we tell, the products we create, and how we connect with the communities we serve.

Gannett has defined workplace diversity goals it expects to achieve by 2025 and transparently publishes global workforce metrics bi-annually. Additionally, Gannett newsrooms have pledged to achieve racial and gender parity with the diversity of our nation throughout our workforce. Gannett also broadened the proportion of journalists reporting on diversity and inclusion by adding dedicated reporting positions. In 2022:

●	People of color representation in our United States (“U.S.”) workforce increased by 0.6% percentage points from 23.4% to 24%.(1)

●	Female representation in our global workforce declined 1 percentage point from 46% to 45%. However, at the leadership level, it increased 4 percentage points from 41% to 45% of those director and above.

●	Female representation at the leadership level within the U.K. declined 3 percentage points, from 36% to 33%.(1)

Our target is to increase the representation of people of color in leadership positions by 30 percentage points by 2025 and at the leadership level, representation of people of color in 2022 increased two percentage points from 14% to 16% of those director and above.(1)

To support the well-being of all our employees and to maintain a corporate culture committed to supporting human rights across our operations and throughout our entire organization, we published a companywide Human Rights Policy. Our Human Rights Policy covers areas such as our commitment to diversity and inclusion, a safe and healthy workplace, our communities and stakeholders, and freedom of association and collective bargaining, which ensures our employees’ right to form and choose whether to join a labor union without fear of reprisal, intimidation, or harassment. The policy also reflects our commitment to bargaining in good faith with chosen representatives of such groups in accordance with applicable laws.

Gannett remains consistent, committed, and intentional in our quest to be a leader in Inclusion, Diversity, and Equity (“ID&E”). In 2022, Gannett was recognized in the 2022 Best Places to Work for LGBTQ Equality. In 2022, for the fifth year in a row, Gannett received a perfect score of 100 on the Corporate Equality Index, the nation’s premier benchmarking survey and report measuring corporate policies and practices related to LGBTQ workplace equality and inclusion.

(1) Restated from previously reported figures due to improvements in employee data collection and reporting processes.

Additionally, in early 2023 we published our 2022 Inclusion Report which highlighted our ID&E efforts. The 2022 Inclusion Report outlined current workforce diversity data, Gannett’s inclusion goals that reach into 2025, as well as the steps we are taking to achieve our goals. To read the 2022 Inclusion Report and for updates on our progress against our workforce diversity goals and the latest additional detail on our inclusion efforts, please go to gannett.com/inclusion.

Planet (U.N. SDG 13: Climate Action)

Gannett strives to minimize its environmental impact through sustainable business practices for sourcing, consumption, and waste. We have taken a number of steps within the organization in an effort to reduce our use of water, to recover and recycle electricity and fossil fuels when possible, and to pursue green energy options where available. In the U.S. and U.K., we have defined environmental policies that align with several of the key aims for Goal 13 and particularly targets 13.2 and 13.3. Additionally, we have committed increased journalism resources for reporting on climate change and our environment.

Gannett is committed to completing a comprehensive Greenhouse Gas emissions report that is expected to allow us to redefine our commitment and set targets around Gannett’s carbon footprint. We will continue to represent the concerns of the local and national communities where we live and work, reporting on local issues including the environmental impact on our planet. During 2022, we reported for the first time our Scope 1 and 2 carbon emissions for 2021, and we expect to expand our reporting to begin to encompass Scope 3 emissions over time.

Gannett launched a sustainability-focused employee resource group (“ERG”) to coincide with Earth Day in April 2022. In 2022, the group welcomed speakers focused on climate change, sustainable farming and impacts of the Inflation Reduction Act. Moving into 2023, the leadership team is planning a company-wide Earth Month celebration in April as well as collaborative events throughout the year with other Gannett ERGs.

Gannett is committed to continuing to include more detailed articles to provide broader context to news in health, environment and science and include in-depth analyses that explore questions of how and why health and climate trends matter to our readers. In 2022, Gannett’s U.S. National Climate Change Cross team published more than 330 stories, newsletters or major projects about climate change and the environment. Additionally, the USA TODAY NETWORK publishes a weekly newsletter, Climate Point, that curates content about the environment, sustainability, and climate change from across the network for a national audience, helping readers make better informed decisions for themselves, their families, and their communities.

Communities (U.N. SDG 16: Peace, Justice and Strong Institutions)

Gannett builds community through storytelling and connects readers and communities to empower action that enhances the neighborhoods we share. Our stories reach millions of readers each year and have the power to inspire people to become good global citizens. These efforts align closely to the broader aims of Goal 16 (particularly targets 16.3, 16.5 and 16.10) and our efforts to educate and empower through our journalism.

Through trusted, fact-based journalism that adheres to the highest ethical standards, Gannett is steadfast in its commitment to expose wrongs, shine a light on threats to fundamental freedoms, and seek solutions that empower citizens to hold their governments accountable.

Gannett is committed to ensuring our coverage is widely available, actively promoted across our media sites and marketed to our millions of registered users. To bolster this effort, the Company commits to the ongoing publishing of an annual network-wide Impact Report, that surfaces the top stories we produced that led to action every year. This report will specifically commit to updates on inclusion, diversity and equity as well as climate coverage and will be disseminated digitally across our entire network, which reaches approximately 1 in 2 adults in the U.S. based on December 2022 Comscore Media Metrix®. During 2023, we expect to publish our key reproductive rights coverage as an additional topic within the annual Impact Report. Gannett commits to refreshing this target annually to address the most pressing threats to fundamental freedoms.

Determination of Director and Director Nominee Independence

A majority of the directors serving on the Board must be independent. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board determines director independence based on our independence standards and the independence standards under the NYSE listing rules. The Board may determine, in its discretion, that a director or nominee is not independent notwithstanding qualification under the NYSE listing rules.

The Board has determined that each of Mmes. Miller, Reinhard, Sandler and Wall, and Messrs. Janulis, Louis, Sheehan and Tarica are, and Vinayak Hegde, a former director, was during the period of his service during 2022, independent for purposes of NYSE Rules 303A.01 and 303A.02 and each such director or director nominee has no material relationship with the Company. In making such determination, the Board took into consideration the relationships that each director or nominee has with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Mr. Reed, our employee, is not independent.

Statement on Corporate Governance

We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board consists of a majority of independent directors (in accordance with the listing standards of the NYSE). Our Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee are each composed entirely of independent directors.

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which delineate our standards for our officers and directors, and employees. Our Code of Business Conduct and Ethics, Code of Ethics for Executive Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board are available on our website, www.gannett.com.

The Company has also adopted a Code of Ethics for Executive Officers which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. We intend to disclose any amendment to, or waiver from, a provision of the Code of Ethics for Executive Officers or the Code of Business Conduct and Ethics under applicable NYSE and SEC requirements by posting such information on our website at www.gannett.com.

We have not incorporated by reference into this proxy statement the information included, or that can be accessed through, our website and you should not consider it to be part of this proxy statement.

Board Structure and Leadership

We do not currently divide the roles of Chairman of the Board and Chief Executive Officer consistent with the flexibility afforded by our Corporate Governance Guidelines. In addition to the Chairman of the Board, we have a Lead Director, who is an independent director.

Our current Chief Executive Officer has a deep understanding of our operations, strategy and people, as well as our industry, serving in senior executive capacities in the newspaper and publishing industries for more than 25 years. The Board believes that these experiences and other insights put the Chief Executive Officer in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to stockholders. Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.

At the same time, the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Accordingly, to provide independent leadership, the Board established the position of Lead Director in 2019. The Lead Director is an independent director and is elected annually by the Board. The responsibilities of the Lead Director include, but are not limited to, calling meetings of the non-management directors, if desired, and being available when appropriate for consultation and direct communication if requested by stockholders.

The Board’s Role in Risk Oversight

Our risk management is generally overseen by our Chairman and Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for us. Material risks are identified and prioritized by management, and they are periodically discussed with the Board or appropriate committee.

The Board regularly reviews information regarding our credit, liquidity and operations, including risks and contingencies associated with each area. The Board also receives reports on information technology risks, including cybersecurity and data security risks. Day-to-day management of data and cybersecurity is currently the responsibility of our Chief Technology Officer, who reports directly to our Chief Financial Officer. Our Chief Technology Officer also routinely reports in-person, at least twice a year, to our Board. The Chief Technology Officer reviewed cybersecurity and data security risks with the Board two times in fiscal 2022.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations.

Board and Committee Meetings

During the year ended December 31, 2022, our Board held 12 meetings (in addition to actions taken by written consent). In 2022, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Transformation Committee. In March 2022, the Board established a Share Repurchase Committee to oversee the Company’s share repurchase program (the “Share Repurchase Program”).

During 2022, the Audit Committee met five times, the Nominating and Corporate Governance Committee met five times, the Compensation Committee met four times, and the Transformation Committee met two times. During 2022, each of our then serving directors attended at least 75% of the meetings of the Board and the committees on which they served. Although director attendance at our annual meeting of stockholders each year is encouraged, we do not have an attendance policy. All of our directors attended our 2022 annual meeting of stockholders except two of our current directors and Mr. Hegde, a former director.

The members of each of our standing committees are set forth in the table below:

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Transformation Committee	Share Repurchase Committee
Theodore P. Janulis		(C)
John Jeffry Louis III
Maria M. Miller
Amy Reinhard
Debra A. Sandler				(C)
Kevin M. Sheehan	(C)				(C)
Laurence Tarica			(C)
Barbara W. Wall

denotes member
(C)	denotes Chair

Audit Committee

The Audit Committee is responsible for providing assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting with the Board’s oversight of (a) the integrity of our financial statements; (b) our compliance with legal and regulatory requirements; (c) our independent registered public accounting firm’s qualifications and independence; and (d) the performance of our independent registered public accounting firm and our internal audit function. The Audit Committee is also responsible for appointing our independent registered public accounting firm and approving the terms of the registered public accounting firm’s services.

The Board has determined that each of the members of our Audit Committee is independent in accordance with the rules of the NYSE and the SEC’s audit committee independence standards. The Board has also determined that Mr. Sheehan qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC.

Compensation Committee

The Compensation Committee is responsible for administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan of ours, and making recommendations to the Board regarding director compensation. The Compensation Committee also evaluates annually the performance of executive officers and approves their compensation. In addition, the Compensation Committee reviews and discusses with management the compensation discussion and analysis included in the proxy statement, and prepares the Compensation Committee Report as required by the rules of the SEC.

The Board has determined that each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an independent director under the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee “interlocks” during 2022, which generally means that none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our Compensation Committee. In addition, there was no insider participation on the Compensation Committee in 2022.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for: (a) recommending to the Board individuals qualified to serve as our directors and on committees of the Board; (b) advising the Board with respect to board composition, procedures and committees; (c) advising the Board with respect to the corporate governance principles applicable to us; and (d) overseeing the evaluation of the Board. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with the rules of the NYSE.

The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director include such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise and diversity with respect to characteristics, such as gender, race, ethnicity and sexual orientation, as would enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE listing standard. In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates.

Our Board believes that diversity can strengthen board performance. In addition, we believe that our current practices support board diversity. Specifically, our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is committed to actively seeking out highly qualified women and other diverse candidates. Accordingly, the Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, diverse candidates with respect to characteristics such as gender, race, ethnicity and sexual orientation in the pool of potential candidates from which Board nominees are chosen. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.

The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. The evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a stockholder. In considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee may take into consideration the needs of the Board, the qualifications of the candidate, the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Our Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board. Among these procedures, our Bylaws require that the nominating stockholder include the following information regarding the proposed nominee:

●	All information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest or as otherwise required by Regulation 14A under the Exchange Act;

●	The nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

●	A statement of whether such nominee, if elected, intends to tender any advance resignation notice(s) requested by the Board in connection with subsequent elections; and

●	A description of all arrangements or understandings between the nominating stockholder or any beneficial owner on whose behalf such nomination is made, or their affiliates, and each nominee or any other person in connection with the making of such nomination.

For further detail regarding the procedures a nominating stockholder must follow, see below under “Advance Notice for Stockholder Nominations and Proposals for the 2024 Annual Meeting.”

Transformation Committee

The purpose of the Transformation Committee is to assist the Board in achieving our digital transformation. The Transformation Committee is responsible for advising the Board on our strategy to adopt and grow dynamically in the face of the digital age through the monitoring of our digital and innovation performance and oversight of risks associated with our digital transformation.

Share Repurchase Committee

The Share Repurchase Committee was established to determine the timing, number, and value of any shares repurchased under the Share Repurchase Program in its discretion using factors such as, but not limited to, stock price, trading volume, general market conditions, and the ongoing assessment of the Company’s capital needs. There is no assurance of the number or aggregate price of any shares that we will repurchase pursuant to the Share Repurchase Program. In addition, the Share Repurchase Program may be extended, suspended, or terminated at any time by the Board.

Director Retirement

Our Corporate Governance Guidelines generally provide that no director having attained the age of 75 years shall be nominated for re-election or reappointment to the Board. However, the Board may determine to waive this policy in individual cases, giving the Board greater flexibility in director succession planning.

Executive Sessions of Non-Management Directors

Executive sessions of the non-management directors occur regularly during the course of the year without management present. “Non-management directors” include all directors who are not our officers or employees. The non-management director presiding at those sessions will rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.

Stockholder Communications with Directors

We provide the opportunity for stockholders and interested parties to communicate with our directors. You can contact our Board to provide comments, to report concerns or to ask questions, at the following address:

Gannett Co., Inc.
Attention: Corporate Secretary
175 Sully’s Trail

Pittsford, NY 14534

Stockholders can contact the non-management directors individually, as a committee or as a group at the address above or at the following email address: investors@gannett.com.

All communications received as set forth above will be opened by our corporate secretary and forwarded as appropriate.

Prohibitions Against Hedging and Pledging

Our insider trading policy prohibits our directors, officers and other employees from engaging in hedging and pledging transactions with respect to our securities, including collars, equity swaps, exchange funds, prepaid variable forward sale contracts, and any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the system of internal control over financial reporting. Our independent registered public accounting firm for 2022, Ernst & Young LLP, was responsible for conducting independent audits of the Company’s financial statements and expressing an opinion on the financial statements based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities.

The Audit Committee has:

●	reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2022 with management and Ernst & Young LLP;

●	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

●	received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning Ernst & Young LLP’s independence; and has discussed with Ernst & Young LLP its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The Audit Committee

Kevin M. Sheehan, Chair Theodore P. Janulis Maria M. Miller Amy Reinhard

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

For purposes of this Compensation Discussion and Analysis, our named executive officers (“NEOs”) for fiscal year 2022 are as follows:

Name	Title
Michael E. Reed	Chairman of the Board, Chief Executive Officer and President
Douglas E. Horne	Chief Financial Officer and Chief Accounting Officer

Mr. Reed, age 56, has been Chairman of the Board since May 2019, and has served as our Chief Executive Officer and President, and a member of our Board, since November 2013. Additional information about Mr. Reed can be found under “Proposal No. 1 – Election of Directors.”

Mr. Horne, age 52, has served as our Chief Financial Officer and Chief Accounting Officer since April 2020. He is responsible for leading our corporate development, customer service, enterprise data, finance, manufacturing and distribution, and technology organizations. Additionally, Mr. Horne is responsible for helping guide our business strategy, as well as interfacing with our Board and investors. Previously, he served as Global Controller for The We Company from May 2019 until November 2019. Mr. Horne formerly served as Senior Vice President, Controller and Principal Accounting Officer of Warner Media LLC, formerly Time Warner Inc., from January 2015 to April 2019 and its Senior Vice President and Deputy Controller from September 2011 to December 2014. Prior to that, he spent 11 years with AOL Inc. (“AOL”), including as Vice President of Finance, Deputy Chief Financial Officer and Chief Accounting Officer. Before joining AOL, Mr. Horne worked with Ernst & Young LLP in its Technology, Communications and Entertainment assurance practice, where he gained extensive international experience, working with clients in Asia and Europe.

Fiscal 2022 Business Highlights

●	24.2% digital-only paid subscriber growth to over 2.03 million paid subscriptions.

●	Total Digital revenues surpassed $1.0 billion in 2022, or 35.3% of total revenues.

●	Net loss attributable to Gannett of $78.0 million in 2022 and Adjusted EBITDA(2) totaled $257.3 million.

(2) Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, which is Net loss attributable to Gannett.

Compensation Setting Process

Objective

The primary objectives of our executive compensation program are (a) to attract and retain executives with the requisite skills and experience to help us achieve our business mission and develop, expand and execute business opportunities to improve long-term stockholder value, and (b) to motivate executives to achieve key business objectives and drive operating performance, which then is expected to drive the creation of long-term stockholder value.

Role of the Compensation Committee

Our Compensation Committee is primarily responsible for overseeing the total compensation of our NEOs. In this capacity, our Compensation Committee designs, implements, reviews and recommends to our Board the approval of all compensation for our NEOs.

In evaluating and determining our NEO compensation programs, the Compensation Committee may consider a number of factors, including compensation for similarly situated executives, the historical compensation levels of our executives, performance factors, and the overall goals and objectives of our compensation program. The performance factors described below are considered by our Compensation Committee in connection with our annual performance reviews and are a critical component in the determination of annual incentive awards and long-term equity incentive awards for our NEOs.

Role of Management

Our Chief Executive Officer makes recommendations and provides input to the Compensation Committee and the Board regarding the performance and compensation of the other NEO. The Compensation Committee considers the Chief Executive Officer’s evaluation and his direct knowledge of the performance and contributions of the NEO when making compensation decisions. Our Chief Executive Officer is not present during Compensation Committee deliberations or voting regarding his compensation.

Role of Compensation Consultant

Under its charter, our Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor. Our Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”), a compensation consultant, to advise the Compensation Committee regarding the compensation for our NEOs, including assessing the executive compensation of our NEOs and non-employee directors relative to market practices, assisting with the design of our 2022 annual incentives and grants under our long-term incentive plan, and other matters as directed by the Compensation Committee. From time to time, Meridian also provides market, legislative, and regulatory updates to the Compensation Committee to keep them informed of such developments.

Say on Pay

In evaluating executive compensation programs, policies and practices, the Compensation Committee noted that approximately 86% of our stockholders present and entitled to vote thereon cast votes “for” the advisory vote on the Company’s executive compensation program at the 2022 annual meeting of stockholders. After considering the results of the vote, we have continued to enhance our compensation program as described in detail in this proxy statement.

Recoupment Policies

In March 2023, we adopted a Detrimental Conduct Recoupment Policy which covers our current and former employees. Pursuant to this policy, if an employee engages in “detrimental conduct” or materially breaches any restrictive covenant set forth in any agreement we have with the employee, we may seek to recover all or any portion of the recoverable amounts awarded to the employee. Remedies for violations of this policy include cancellation of any outstanding awards and the recovery from the employee of the value (before taxes) on any and all equity or other awards issued to such employee during the 36-month period preceding the employee’s last day of active employment. Covered “detrimental conduct” includes the employee’s involvement in criminal activity; intentional acts of fraud or dishonesty; intentional, material violation of any term of any contract or agreement we have with the employee or any statutory duty the employee owes to us; conduct that constitutes gross insubordination or habitual neglect of duties; intentional, material refusal to follow the lawful directions; intentional, material failure to follow, or intentional conduct that violates our written policies; or any other action that we reasonably deem detrimental to our interests.

We are currently in the process of implementing a financial restatement recoupment policy to comply with NYSE listing standards promulgated in accordance with the SEC’s final clawback rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Risk and Compensation Policies

In considering the risks to us and our business that may be implied by our compensation plans and programs, our Compensation Committee considers the design, operation and mix of the plans and programs at all levels of the Company. Our compensation program is designed to mitigate the potential to reward excessive risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode stockholder value.

Tax Considerations

Tax rules generally limit the deductibility of compensation paid to each of our NEOs to $1 million per year. The Compensation Committee retains the discretion to pay compensation that may not be tax deductible.

Competitive Market Data

The Compensation Committee reviews market data on executive pay levels and program design to assist in determining appropriate compensation for the NEOs. The Compensation Committee does not benchmark compensation to a particular percentile of market data, but rather uses market data as context when establishing compensation. For 2022, the Compensation Committee, with assistance of its compensation consultant, reviewed market data from a peer group of the following companies: Clear Channel Outdoor Holdings, Inc., Gray Television, Inc., IAC Inc., iHeartMedia, Inc., John Wiley & Sons, Inc., News Corporation, Nexstar Media Group, Inc., Quad/Graphics, Inc., Scholastic Corporation, Sinclair Broadcast Group, Inc., Stagwell Inc., TEGNA Inc., The E.W. Scripps Company, The Interpublic Group of Companies, Inc., The New York Times Company, Yelp Inc., and Ziff Davis, Inc. We believe these companies generally represent companies of comparable size in publishing, advertising and related industries.

Elements of Executive Compensation Program

We seek to achieve the objectives for our executive compensation program through the following compensation elements.

Compensation Element	Key Characteristics	Link to Objectives
Base Salary	Fixed; reviewed annually	To provide a competitive rate of pay

Annual Incentive	Variable; based on Company and individual performance	To ensure that a portion of compensation is at risk and linked to Company and individual performance

Long-Term Incentive	Variable; tied to financial and/or stock price performance	To reinforce the NEO’s long-term commitment to the Company’s success and further alignment with stockholders

Benefits and Perquisites	Fixed; substantially the same as the benefits offered to other employees of the Company, including vacation, sick time, participation in medical, dental and insurance programs	To provide competitive levels of benefits that promote health, wellness and financial security

Post-Termination Pay	Post-termination pay in specified circumstances, including a change in control	To provide competitive levels of benefits upon a qualifying termination of employment

Pay Mix

Mr. Reed’s total direct compensation in respect of fiscal year 2022 consisted of base salary – 17%; annual incentive bonus – 22%; and long-term incentive awards – 61%. Mr. Horne’s total direct compensation in respect of fiscal year 2022 consisted of base salary – 24%; annual incentive bonus – 24%; and long-term incentive awards – 52%. Long-term incentive awards reflect the target grant values approved by the Compensation Committee, which include the value of the 2022 performance stock units (“PSUs”) assigned to the 2023 and 2024 performance periods. The equity values shown in the Summary Compensation Table and Grant of Plan-Based Awards table only include the value of the 2022 PSUs assigned to the 2022 performance period in accordance with FASB ASC Topic 718.

Base Salary

On an annual basis, the Compensation Committee reviews and considers changes to each NEO’s base salary in light of factors such as the nature and responsibility of the position, individual and Company performance and comparative market data.

Name	2022 Base Salary Rate	2021 Base Salary Rate
Michael E. Reed	$900,000 (1/1/22 – 9/30/22) $800,000 (10/1/22 – 12/31/22)	$900,000
Douglas E. Horne	$700,000	$600,000

The Compensation Committee approved an increase in Mr. Horne’s base salary for 2022 to reflect the increased scope of his responsibilities and performance, as well as to align with peer pay levels. In connection with Company expense initiatives, Mr. Reed’s base salary rate was voluntarily reduced to $800,000 for the period of October 1, 2022 through December 31, 2022, and Messrs. Reed and Horne received only 50% of their salary for two weeks in December 2022.

Annual Incentive

We maintain the Gannett Co., Inc. Annual Bonus Plan (the “ABP”) to motivate executives to achieve key financial and strategic business objectives of the Company and its affiliates with an annual bonus opportunity. Mr. Reed’s annual target bonus level for 2022 was 125% of his base salary, which was increased from 110% of salary in 2021 to more closely align with market data. Mr. Horne’s annual target bonus level was 100% of his base salary, consistent with 2021.

The Compensation Committee did not establish formal performance metrics under the ABP for the NEOs in 2022 given the uncertainty facing the company at the beginning of 2022 and the strategic organizational restructuring that was announced in June 2022. The Compensation Committee decided that it would use its judgment to determine an incentive payout based on the same framework used under the ABP for 2021, which was based 50% on Adjusted EBITDA, 25% on key growth drivers and 25% on individual performance, and measured performance results against the budgeted Adjusted EBITDA and key growth drivers for 2022.

We did not meet our Adjusted EBITDA target in 2022. The key growth drivers for 2022 were digital-only revenues, digital-only paid subscriptions, subscriber engagement, Digital Marketing Solutions (“DMS”) revenue and DMS Adjusted EBITDA. The key growth drivers paid out at 87.85% of target, based on attainment above threshold in all areas, and above target achievement for DMS Adjusted EBITDA. The Compensation Committee determined that individual performance would pay out at 100%.

Based on the Company and individual performance results for fiscal year 2022, Messrs. Reed and Horne received awards for fiscal year 2022 in the amounts of $513,652 and $328,738, respectively.

Long-Term Incentive

We maintain the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan, as amended (the “2020 Plan”), under which the Compensation Committee may grant long-term incentives, in the form of cash or equity, in its discretion. Messrs. Reed and Horne are eligible to receive awards under the 2020 Plan, as determined by the Compensation Committee.

In March 2022, the Compensation Committee awarded Messrs. Reed and Horne long-term incentives of $3,000,000 and $1,000,000, respectively. In determining the awards, the Compensation Committee considered market data as well as each executive’s experience and performance. The awards were granted 50% in PSUs and 50% in time-based restricted stock awards (“RSAs”), based on the total fair market value of the awards. The amounts included in the Summary Compensation Table and Grant of Plan-Based Awards table do not include the portions of the PSUs assigned to the 2023 and 2024 performance periods, in accordance with FASB ASC Topic 718. In June 2022, the Committee awarded Mr. Horne an additional long-term incentive award of $500,000 in the form of RSAs in light of the additional responsibilities he assumed as part of the strategic organizational restructuring.

The PSUs will be earned based 50% on Adjusted EBITDA(3) and 50% on Digital Revenues. The awards will vest after three years, subject to continued service as an employee through the vesting date. Exceptions for termination due to death, disability, involuntary termination without cause, and change-in control are discussed in the “Potential Payments Upon Termination or Change In Control” section. Adjusted EBITDA and Digital Revenues will be measured over three separate annual performance periods, with one-third of the PSUs covered by each separate annual performance period and with the performance target for each annual performance period set by the Compensation Committee at the start of that year The Compensation Committee chose this approach to manage uncertainty while connecting a meaningful portion of compensation to results over the full three-year period. For the 2022 annual performance period, the PSU goals were as follows:

	Weight	Threshold (50%)	Target (100%)	Maximum (200%)
Adjusted EBITDA	50%	$362 M	$402 M	$443 M
Digital Revenue	50%	$1,059 M	$1,177 M	$1,295 M

For the 2022 performance period, we did not achieve the threshold level for Adjusted EBITDA or Digital Revenue. Based on these results, none of the PSUs tied to the 2022 performance period will vest at the end of the three-year period. Payouts on the remaining two-thirds of the PSUs will be based on performance results for the 2023 and 2024 annual performance periods.

The RSAs will vest 33.3% on each of the first and second anniversary of the grant date and 33.4% on the third anniversary of the grant date, subject to continued service as an employee through each vesting date. If employment is terminated prior to the vesting as a result death or disability, then any unvested RSA shares will immediately vest.

Benefits and Perquisites

We maintain the Gannett Media Corp. 401(k) Savings Plan (the “Gannett 401(k) Plan”). Messrs. Reed and Horne each participated in the Gannett 401(k) Plan in 2022. The Gannett 401(k) Plan permitted eligible participants to make pre-tax and Roth contributions. For purposes of the Gannett 401(k) Plan and subject to the Internal Revenue Code limits on the amount of compensation that could be taken into account, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Prior to October 24, 2022, the Gannett 401(k) Plan provided for a matching contribution of 50% of contributions up to 5% of eligible pay. Effective October 24, 2022, the Gannett 401(k) Plan was amended to cease matching contributions.

We do not maintain any nonqualified deferred compensation or supplemental retirement plans for any of our NEOs.

The Gannett Foundation, Inc. (the “Gannett Foundation”) is our Section 501(c)(3) charitable private foundation, which is committed to funding nonprofit organizations and programs that promote and celebrate the diversity of the communities we serve. For 2022, the Board of Directors of the Gannett Foundation approved an Executive Grant Program which provides for contributions of up to $10,000 to eligible charitable organizations recommended by our eligible executives. Both Messrs. Reed and Horne were eligible for the 2022 Executive Grant Program, and the Gannett Foundation made a contribution to a charitable organization recommended by Mr. Horne in the amount of $10,000 in 2022.

(3) Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA.

Post-Termination Pay

Key Employee Severance Plan

We maintain the Key Employee Severance Plan, as amended (the “Key EE Severance Plan”). Mr. Reed participates in the Key EE Severance Plan, and his multiplier (discussed below) is two. Mr. Horne does not participate in the Key EE Severance Plan because he is entitled to severance benefits under his offer letter agreement, as described below.

Under the Key EE Severance Plan. in the event of a participant’s involuntary termination other than for Cause, if the participant executes a release and agrees to certain restrictive covenants, the participant is entitled to receive:

●	any earned but unpaid base salary or bonus through the date of termination;

●	unless the termination is also a qualifying termination under the CIC Severance Plan (discussed below), a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date based on actual performance; and

●	an amount equal to a “multiplier” that is designated for the participant times the participant’s annual base salary rate immediately preceding termination.

The Key EE Severance Plan defines “Cause” to mean: (i) the participant’s embezzlement, fraud, misappropriation of funds, misappropriation of funds, breach of fiduciary duty or other act of material dishonesty committed by the participant or at his direction; (ii) the participant’s failure by to perform adequately the duties to perform adequately the duties of his position, as a result of neglect or refusal, that he does not remedy within 30 days after receipt of written notice from the Company; (iii) the participant’s material violation of the Company’s employment policies; (iv) the participant’s gross negligence, including in a supervisory capacity, that causes significant financial or reputational harm to the Company; (v) conviction of, or plea of guilty or nolo contendere by, the participant to a felony or any crime involving moral turpitude; or (vi) a finding by a court of competent jurisdiction in a civil action or by the SEC that the participant has violated any Federal or state securities law.

Change in Control Severance Plan

We maintain the 2015 Change in Control Severance Plan, as amended (the “CIC Severance Plan”). Messrs. Reed and Horne each participate in the CIC Severance Plan, and each of their multipliers (as described below) are two.

In the event of a participant’s involuntary termination without Cause or resignation for Good Reason within two years following a Change in Control, if the participant executes a release and agrees to certain restrictive covenants, in addition to any compensation and benefits that the participant may be entitled to receive under the Key EE Severance Plan or letter agreement with the Company, the participant is also entitled to receive:

●	any unpaid base salary or bonus through the date of termination;

●	a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date in an amount equal to the average annual bonus the participant earned with respect to three fiscal years immediately prior to the fiscal year in which the termination date occurs prorated for the portion of the fiscal year elapsed prior to the termination date;

●	an amount equal to a “multiplier” that is designated for the participant times the sum of: (i) the participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the termination date or, if higher, during the 12 month period immediately prior to the change in control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) plan contributions and similar items); and (ii) the higher of (A) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs and (B) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the termination occurs; and

●	an amount equal to the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (A) 18 or (B) 24 minus the number of full months between the date of the change in control and the date of termination.

In the event of a participant’s involuntary termination without Cause or resignation for Good Reason prior to a Change in Control, and the participant reasonably demonstrates that the prior termination (i) was at the request of any third party participating in or causing the Change in Control, or (ii) otherwise arose in connection with, in relation to, or in anticipation of the Change in Control, then the participant is entitled to payments and benefits under the CIC Severance Plan.

The CIC Severance Plan defines “Change in Control” to mean: (a) the acquisition by person of beneficial ownership of 20% or more of either the outstanding shares of Company’s common stock or the combined voting power of the Company’s outstanding voting securities; (b) the individuals who constitute the incumbent Board cease for any reason to constitute at least a majority of the Board; (c) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries; or (d) the approval of the stockholders of a complete liquidation or dissolution of the Company. Certain acquisitions and transactions are excluded from the definition of a Change in Control: (i) any acquisition directly from or by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates; (iii) any acquisition or transaction if all or substantially all of the persons who were the beneficial owners of the outstanding company common stock and the outstanding company voting securities immediately prior to such acquisition or transaction beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the Company or entity resulting from such transaction; (iv) any acquisition or transaction if no person (excluding any employee benefit plan (or related trust) of the Company or entity resulting from such transaction) beneficially owns, directly or indirectly, 20% or more of the outstanding shares of the Company’s common stock or the common stock of the entity resulting from the transaction or the combined voting power of the outstanding voting securities of the Company or the entity resulting from the transaction, except to the extent that such ownership existed prior to the acquisition or transaction; and (v) any acquisition or transaction at least a majority of the members of the Board or the board of directors of the entity resulting from the transaction were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such acquisition or transaction.

Under the CIC Severance Plan, “Cause” has the meaning given such term in the Key EE Severance Plan.

The CIC Severance Plan defines “Good Reason” to mean the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (i) the material diminution of the participant’s duties, authorities or responsibilities from those in effect immediately prior to the change in control; (ii) a material reduction in the participant’s base salary or target bonus opportunity as in effect on the date immediately prior to the change in control; (iii) the relocation of the participant’s office from the location at which the participant is principally employed immediately prior to the date of the change in control to a location 35 or more miles farther from the participant’s residence immediately prior to the change in control; (iv) the failure by the Company to pay any material compensation or benefits due to the participant; (v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Severance Plan, or if the business of the Company for which the participant’s services are principally performed is sold at any time within 24 months after a change in control, there is a material diminution of the participant’s duties, authorities or responsibilities from those in effect immediately prior to the change in control; or (vi) any purported termination of the participant’s employment that is not effected pursuant to a notice of termination satisfying the requirements of the CIC Severance Plan.

Offer Letter Agreements

Mr. Reed — We entered into an offer letter agreement with Mr. Reed, effective January 1, 2021, pursuant to which Mr. Reed became our employee and serves as our Chief Executive Officer. Pursuant to Mr. Reed’s agreement, he is entitled to an annual base salary of at least $900,000 and an annual cash bonus target of at least 110% of his base salary. Pursuant to Mr. Reed’s agreement, he is eligible to participate in our Key EE Severance Plan, as amended, and our CIC Severance Plan.

Mr. Horne — We entered into an offer letter agreement with Mr. Horne, effective as of April 7, 2020, pursuant to which he serves as our Chief Financial Officer and Chief Accounting Officer. Mr. Horne’s agreement provides that he is entitled to an annual base salary of at least $600,000 and an annual cash bonus target of at least 100% of his base salary. In the event that Mr. Horne’s employment is involuntarily terminated by the Company without Cause or he resigns for Good Reason, his agreement provides that he is entitled to receive an amount equal to the sum of his annualized base salary and cash bonus for the most recently completed fiscal year. “Cause” and “Good Reason” have the meanings given such terms by the CIC Severance Plan, described above. Mr. Horne’s agreement contains standard non-solicitation restrictions. Pursuant to Mr. Horne’s agreement, he is eligible to participate in our CIC Severance Plan.

2022 Summary Compensation Table

Name (Position)	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (5) ($)	Total ($)
Michael E. Reed (3)	2022	859,615	513,652 (4)	1,999,998	—	—	6,184	3,379,449
Chairman and CEO	2021	900,000	—	6,074,000	767,052	—	—	7,741,052

Douglas E. Horne	2022	686,539	328,738 (4)	1,166,663	—	—	16,184	2,198,124
CFO & CAO	2021	600,000	—	581,318	562,380	—	10,000	1,753,698
	2020	445,385	600,000 (6)	601,333	—	—	218,595	1,865,313
(1)	The amounts in this column reflect the aggregate grant date fair value of the stock awards for each year pursuant to FASB ASC Topic 718, Compensation – Stock Compensation. Additional details on accounting for stock-based compensation can be found in Note 12 (Supplemental equity information) to our consolidated financial statements contained in our 2022 Annual Report on Form 10-K. Pursuant to FASB ASC Topic 718, the number of shares and the grant date fair value of the performance-vesting stock units granted in 2022 (the “2022 PSUs”) included only the portion of the 2022 PSUs assigned to the 2022 annual performance period; the number of shares and grant date fair values of the 2022 PSUs assigned to the 2023 and 2024 annual performance periods will be reported in 2023 and 2024, respectively, using a grant date when the performance target for each such annual performance period is set by the Compensation Committee. The maximum grant date fair values of the 2022 PSUs assigned to the 2022 performance period are $999,997 for Mr. Reed and $333,332 for Mr. Horne.

(2)	The amounts in this column reflect the cash incentive payments received for each year under the ABP.

(3)	Prior to 2021, our Chief Executive Officer was an employee of, and was compensated by, our former manager, and our former manager did not disclose to our Board the compensation paid to him. While our Chief Executive Officer devoted a substantial portion of his time to us in prior years, he did not exclusively provide services to us and he did not receive any compensation from us. This structure limited the authority of our Compensation Committee to make compensation decisions and provide compensation disclosure for our Chief Executive Officer.

(4)	For 2022, we did not establish formal bonus performance metrics under the ABP for the NEOs in 2022 given the uncertainty facing us at the beginning of 2022 and the business restructuring we completed in June. The Compensation Committee decided that it would use its judgment to determine an incentive payout based on the same framework used under the ABP for 2021, which was based 50% on Adjusted EBITDA, 25% on key growth drivers and 25% on individual performance, and measured performance results against the budgeted Adjusted EBITDA and key growth drivers for 2022.

(5)	The amounts in the “All Other Compensation” column for 2022 reflect the following:

	Gannett Foundation Executive Grant Program	Company Matching Contributions to Gannett 401(k) Plan
Michael E. Reed	—	$6,184
Douglass E. Horne	$10,000	$6,184
(6)	This amount reflects the cash bonus Mr. Horne received for 2020, which was paid without proration in light of Mr. Horne’s performance during 2020 and in consideration of the extraordinary circumstances he faced.

Grants of Plan-Based Awards in 2022

The following table shows the plan-based awards granted during fiscal year 2022 to each of our NEOs:

Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock (2)(3) ($)
			Threshold #	Target #	Maximum #
Michael	RSA (4)	3/23/2022				323,974	1,500,000
E. Reed	PSU (5)	3/23/2022	53,996	107,991	215,982		499,998

Douglas	RSA (4)	3/23/2022				107,991	499,998
E. Horne	PSU (5)	3/23/2022	17,999	35,997	71,994		166,666
	RSA (6)	6/14/2022				162,866	499,999

(1)	PSUs are performance-vesting stock units and RSAs are time-vesting shares of restricted stock. We did not establish formal bonus performance metrics under the ABP for the NEOs in 2022 given the economic uncertainties at the beginning of 2022 and the business restructuring we commenced in June 2022.

(2)	Under FASB ASC Topic 718, if an award of a target number of shares is made at the beginning of a multi-year performance period with a portion of the award allocated to each of successive annual performance periods, and the performance target for each annual performance period is set at the beginning of that annual performance period, then each annual performance period has a separate grant date when the performance target for that annual performance period is set for purposes of measuring the grant date fair value of the portion of the award allocated to that annual performance period. Therefore, the number of shares and the grant date fair value of the 2022 PSUs at threshold, target and maximum reflect only the portion of the 2022 PSUs assigned to the 2022 annual performance period. The number of shares and grant date fair values of the 2022 PSUs assigned to the 2023 and 2024 annual performance periods will be reported in 2023 and 2024, respectively, using a grant date when the performance target for each such annual performance period is set by the Compensation Committee.

(3)	The amounts shown in this column represent the aggregate grant date fair value of awards pursuant to FASB ASC Topic 718, Compensation – Stock Compensation. Additional details on accounting for stock-based compensation can be found in Note 12 (Supplemental equity information) to our consolidated financial statements contained in our 2022 Annual Report on Form 10-K.

(4)	Pursuant to the award agreement for these RSAs, 33.3% vested on March 24, 2023, 33.3% will vest on March 24, 2024, and the remaining 33.4% will vest on March 24, 2025, subject to Mr. Reed’s and Mr. Horne’s continued service through each vesting date. The RSAs may vest earlier upon Mr. Reed’s or Mr. Horne’s death or disability, as described in “Potential Payments upon Termination or Change of Control” below.

(5)	The 2022 PSUs have a three-year performance period (2022-2024) consisting of three separate annual performance periods, with one-third of the target number of shares assigned to each annual performance period, and the performance target for annual performance period is set by the Compensation Committee at the start of that year. The PSUs will vest on the third anniversary of the grant date subject to the performance achieved for each annual performance period and continued employment through such date, but may vest earlier upon the NEO’s death, disability, or termination without cause, including following a change in control of the Company, as described in “Potential Payments upon Termination or Change of Control” below. The threshold level of performance set by the Compensation Committee for the 2022 annual performance period was not met, and therefore the portion of the PSUs assigned to such performance period were forfeited.

(6)	Pursuant to the award agreement for this RSA, 33.3% will vest on June 15, 2023, 33.3% will vest on June 15, 2024, and the remaining 33.4% will vest on June 15, 2025, subject to Mr. Horne’s continued service through each vesting date. The RSAs may vest earlier upon Mr. Horne’s death or disability, as described in “Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at December 31, 2022

The table below sets forth the outstanding stock awards that were granted to our NEOs as of December 31, 2022. There were no outstanding stock options held by our NEOs as of December 31, 2022.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (1) ($)
Michael E. Reed	1/8/2021	689,048 (2)	1,398,767	310,952 (2)	631,233
	3/23/2022			323,974 (3)	657,667
				215,983 (4)	438,445

Douglas E. Horne	4/7/2020			27,833 (3)	56,501
	6/1/2020			133,600 (3)	271,208
	3/3/2021			73,297 (3)	148,793
	3/23/2022			107,991 (3)	219,222
	6/14/2022			162,866 (3)	330,618
				71,994 (4)	146,148

(1)	The market value of shares or units that have not vested was calculated using a stock price of $2.03, which was the closing price of our common stock on December 30, 2022, the last trading day of our fiscal year.

(2)	These PSUs consisted of 1,378,096 shares awarded as an inducement award and 621,904 shares awarded under our 2020 Plan. Of the aggregate PSUs, 1,000,000 shares of common stock vested on December 31, 2022, and the remainder of up to 1,000,000 shares will vest on December 31, 2023, upon the achievement of specified stock price goals (ranging from $4.00 per share to $10.00 per share, based on the highest 20 consecutive trading day average).

(3)	These restricted stock awards vest 33.3% of shares on the first anniversary of the grant date, 33.3% on the second anniversary of the grant date, and the remaining 33.4% on the third anniversary of the grant date.

(4)	Represents the target number of shares that may be issued pursuant to the 2023 and 2024 tranches of the 2022 PSUs based on achievement of performance at target. We are disclosing the 2023 and 2024 tranches valued as of December 31, 2022 in order to provide you with a more complete disclosure of the grant opportunity provided to the NEO, however, under FASB ASC Topic 718, these portions of the 2022 PSUs were not considered granted as of December 31, 2022 because the applicable performance target for these tranches had not yet been established. See footnote 2 to the Grant of Plan-Based Awards Table regarding the treatment under FASB ASC Topic 718 of awards with a multi-year performance period where the performance target for each annual performance period is set at the beginning of each annual performance period.

Stock Vested in 2022

The following table provides information about the stock awards held by our NEOs that vested during fiscal year 2022. Our NEOs did not have any outstanding stock options that vested during fiscal year 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Michael E. Reed	1,000,000	2,030,000

Douglas E. Horne	36,593	177,842
	27,723	116,991
	133,067	522,953

(1) The value realized on vesting is equal to the number of shares vested multiplied by the closing price of a share of our common stock on the vesting date (or if such date falls on a weekend or public holiday, the closing price of a share of our common stock on the date immediately prior to the vesting date on which our shares traded).

Pension Benefits

None of our named executive officers were participants in a tax-qualified defined benefit plans or supplemental executive retirement plans during the fiscal year ended December 31, 2022.

2022 Non-Qualified Deferred Compensation

Neither Mr. Reed nor Mr. Horne are eligible to participate in any nonqualified deferred compensation plans maintained by us. Accordingly, there were no contributions or withdrawals by them under such arrangements during the 2022 fiscal year.

Potential Payments Upon Termination or Change in Control

The following table estimates the amount of compensation payable to Messrs. Reed and Horne in the event of termination of employment, assuming that such terminations were effective as of December 31, 2022.

Potential Payments upon Termination or Change of Control

	Change in Control – Involuntary without Cause or Voluntary for Good Reason ($)	Involuntary without Cause ($)	Voluntary for Good Reason ($)	Voluntary Termination without Good Reason ($)	Death or Disability ($)
Michael E. Reed
Annual Cash Bonus	767,052	513,652	—	—	—
Severance Pay	4,934,104	1,600,000	—	—	—
Performance Stock Units	748,020(1)	—	—	—	—
Restricted Stock Awards	—	—	—	—	657,667(2)
Executive Insurance and Related Benefits (3)	33,190(4)	—	—	—	—
Total	6,482,366	2,113,652	—	—	657,667

Douglas E. Horne
Annual Cash Bonus	581,190	328,738	—	—	—
Severance Pay	2,562,380	1,262,380	1,262,380	—	—
Performance Stock Units	146,148(5)	—	—	—	—
Restricted Stock Awards	—	—	—	—	1,026,342(2)
Executive Insurance and Related Benefits (3)	43,249(4)	—	—	—	—
Total	3,332,967	1,591,118	1,262,380	—	1,026,342
(1)	The value of PSUs is determined by multiplying the number of PSUs that would have vested as of December 31, 2022 in the event of termination without cause or for good reason in connection with a change in control by $2.03, the closing price of a share of our common stock as of December 30, 2022. For Mr. Reed’s 2021 PSU award, the average highest 20-day closing price for the period of January 8, 2021 through December 31, 2022 was $6.61 which would have resulted in the vesting of 152,500 PSUs. For Mr. Reed’s 2022 PSU award, the remaining 215,983 of the 2022 PSU award assigned to the 2023 and 2024 annual performance periods would have vested.

(2)	The value of restricted stock awards is determined by the number of unvested shares of restricted stock that would have vested if Mr. Reed’s and Mr. Horne’s employment had been terminated as a result of death or disability on December 31, 2022 multiplied by $2.03, the closing price of a share of our common stock as of December 30, 2022. In the event of termination due to death or disability, all unvested shares of restricted stock vest immediately.

(3)	Amounts shown in this row do not include insurance and related benefits that are available generally to all salaried Company employees under plans and arrangements that by their terms do not discriminate in favor of executive officers.

(4)	This amount represents the monthly COBRA cost of medical and dental coverage for 18 months based on the rates in effect on December 31, 2022.

(5)	The value of PSUs is determined by multiplying the number of PSUs that would have vested as of December 31, 2022 in the event of termination without cause or for good reason in connection with a change in control by $2.03, the closing price of a share of our common stock as of December 30, 2022. For Mr. Horne’s 2022 PSU award, the remaining 71,994 of the 2022 PSU assigned to the 2023 and 2024 annual performance periods would have vested.

Compensation of Directors

For 2022, each non-employee director received an annual retainer fee of $100,000 (or a pro-rated portion of such fee for directors who served for part of the year), payable quarterly. In addition, the chairs of each standing committee of the Board, including the Audit, Nominating and Corporate Governance, Compensation, and Transformation Committees of the Board, received an additional annual fee of $20,000, and the Lead Director received an additional annual fee of $40,000. For 2022, the annual retainer fees and additional annual fees to non-employee directors were paid in cash, except with respect to Mr. Louis, who elected to receive his annual retainer fee in shares of our common stock. Directors who are employed by us do not receive compensation for their service as members of the Board.

For 2022, each non-employee director also received an annual stock grant with a value of $125,000. The grant was made on June 7, 2022, and the number of shares of stock awarded was determined by dividing the value of the annual stock grant ($125,000), by the closing price of a share of our common stock on the grant date ($3.79).

Each non-employee director is also eligible for a match from the Gannett Foundation on charitable gifts made by the non-employee director to eligible charitable organizations up to a maximum of $10,000 per year.

Members of the Board, other than Mr. Reed, are also reimbursed for reasonable costs and expenses incurred in attending meetings of our Board.

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Michael E. Reed (4)	—	—	—	—
Kevin M. Sheehan	160,000	125,000	—	285,000
Vinayak Hegde	50,000 (5)	—	—	50,000
Theodore P. Janulis	120,000	125,000	5,500	250,500
John Jeffry Louis III	100,000 (6)	125,000	—	225,000
Maria M. Miller	100,000	125,000	—	225,000
Amy E. Reinhard	50,000 (7)	125,000	—	175,000
Debra A. Sandler	120,000	125,000	—	245,000
Laurence Tarica	120,000	125,000	10,000	255,000
Barbara W. Wall	100,000	125,000	—	225,000

(1)	Amounts in this column reflect the annual retainer fee paid to each of our non-employee directors, the additional annual fee of $40,000 paid to Mr. Sheehan for his services as our Lead Director, and the additional fee of $20,000 paid to each of Messrs. Sheehan, Janulis and Tarica and Ms. Sandler for as chairs of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Transformation Committee, respectively.

(2)	The amounts in this column reflect the aggregate grant date fair value of the stock awards for each year pursuant to FASB ASC Topic 718, Compensation – Stock Compensation. These amounts reflect the annual stock grants made to each of our non-employee directors of 32,981 shares of common stock on June 7, 2022. The number of shares of stock was determined by dividing the value of the annual stock grant ($125,000), by the closing price of a share of our common stock on the grant date ($3.79).

(3)	Amounts in this column represent charitable gifts made by the Gannett Foundation pursuant to the Gannett Match program. The Gannett Match program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax-exempt charitable organizations, tax-exempt hospitals or medical centers, and tax-exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(4)	Mr. Reed is an employee and receives no compensation for services as a director.

(5)	Mr. Hegde received a pro-rated annual fee for 2022 since he did not stand for reelection at our 2022 annual meeting of stockholders.

(6)	Mr. Louis elected to receive his annual retainer fee in shares of our common stock in 2022. He was awarded 5,543 shares on March 31, 2022; 8,620 shares on June 30, 2022; 16,339 shares on September 30, 2022; and 12,315 shares on December 31, 2022. The number of shares was determined by dividing the foregone annual retainer fee by the closing price of a share of our common stock on the grant date.

(7)	Ms. Reinhard received a pro-rated annual fee for 2022 since she was elected to the Board in June 2022.

Director Stock Ownership Guidelines

To provide for non-employee directors to have an appropriate equity ownership in the Company in order to more closely align their economic interests with those of other Company stockholders, the Board requires non-employee directors to own equity securities of the Company (including any restricted stock, restricted stock units and vested options) with a value of at least three times the amount of the non-employee director’s annual cash retainer for service on the Board. Non-employee directors must achieve the required level of stock ownership within five years of his or her first election to the Board.

The Board will evaluate whether exceptions should be made under these guidelines in the case of any non-employee director who, due to his or her unique circumstances, would incur a hardship in complying with this requirement and, from time to time, may exercise discretion in light of applicable circumstances. The Compensation Committee will periodically assess these guidelines and the non-employee directors’ ownership relative to such guidelines, and make recommendations with respect to these guidelines, as appropriate.

As of December 31, 2022, all of our non-employee directors, except Ms. Reinhard who joined the Board in 2022, had met the required level of stock ownership.

Equity Compensation Plan Information

The following table summarizes certain information about securities authorized for issuance under our equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan (2)	7,228,559	$ 13.97	6,462,868 (3)
Equity compensation plans not approved by security holders:
Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan Roll-Over Shares (4)	158,388	—	436,041
Performance Restricted Stock Unit Award Agreement, effective as of January 8, 2021, with Mr. Reed (5)	689,048	—	—
Total	8,075,995	$ 13.97	6,898,909
(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which do not have an exercise price.

(2)	This row does not include the shares of our common stock that remained available for issuance under the 2015 Plan, which were added to the 2020 Plan by Amendment No. 1, which are reflected in a separate 2020 Plan row under “Equity compensation plans not approved by security holders.”

(3)	The maximum number of shares reserved and available for issuance under the 2020 Plan is 15,000,000.

(4)	This row represents the shares of our common stock that remained available for issuance under the 2015 Plan that were rolled-over to the 2020 Plan by Amendment No. 1, the use of which is subject to the limitations of Rule 303A.08 of the NYSE Listed Company Manual. The 2015 Plan was established by Legacy Gannett and was initially assumed by the Company in connection with the Acquisition. The 2015 Plan was not approved by the Company’s stockholders. On December 21, 2020, our Board authorized the freeze of the 2015 Plan and no new awards may be granted pursuant to the 2015 Plan after such date.

(5)	Pursuant to this Agreement, up to 689,048 shares of common stock are eligible to vest on December 31, 2023 upon the achievement of specified stock price goals (ranging from $4.00 per share to $10.00 per share, based on the highest 20 consecutive trading day average).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the 2022 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.

Based on this review and their discussions, the Compensation Committee has recommended to the Board that the 2022 Compensation Discussion and Analysis be included in this proxy statement for the 2023 Annual Meeting to be filed with the SEC.

The Compensation Committee
Theodore P. Janulis, Chair John Jeffry Louis III Kevin M. Sheehan

CEO PAY RATIO

Our CEO to median compensated employee pay ratio is 1:66, with the 2022 Summary Compensation Table annual total compensation amount for Mr. Reed being $3,379,449 and the equivalent annual total compensation for the identified median compensated employee being $51,035.

To determine our median compensated employee, we reviewed our global employee population, consisting of approximately 11,300 U.S. employees and approximately 2,900 non-U.S. employees who were employed by us as of December 31, 2022. The approximate number of excluded employees by country were as follows: Canada (30) and India (680). As a result, our median compensated employee determination includes approximately 13,500 employees (including approximately 2,100 in the U.K., 60 in Australia, and 40 in New Zealand), whether full-time or part-time, which represents approximately 95% of our global employee population as of December 31, 2022.

To identify our median compensated employee from the selected employee population, we used Form W-2 box 5 wages (and the equivalent amounts for our non-US employees) as our consistently applied compensation measure (“CACM”). We annualized the CACM for permanent employees that were newly hired in 2022, and we did not make any cost-of-living adjustments. We excluded employees who had been on leave for more than one year.

To calculate the annual total compensation for our median compensated employee, we used a methodology consistent with that used for the 2022 Summary Compensation Table. We did not make any assumptions, adjustments, or estimates with respect to annual total compensation.

Because SEC rules for identifying a median compensated employee allow companies to apply certain exclusions, include estimates, and adopt different methodologies that reflect their employee population and compensation practices, the ratio above may not be comparable to the CEO pay ratio reported by other companies.

PAY VERSUS PERFORMANCE

The following table sets forth the compensation for our principal executive officer (the “PEO”) and the average compensation for our other named executive officers (“non-PEO NEOs”), both as reported in the Summary Compensation Table in this proxy statement and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under the SEC’s pay versus performance disclosure rules, for each of fiscal year 2022, 2021 and 2020. For further information concerning our pay-for-performance philosophy and how we align executive compensation with Company financial performance, refer to the Compensation Discussion and Analysis in this proxy statement.

Year	Summary Compensation Table Total for PEO (1)	Compensation “Actually Paid” to PEO (2)	Average Summary Compensation Table Total for non-PEO NEOs (3)	Average Compensation “Actually Paid” to non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (7) (in thousands)	Adjusted EBITDA (non-GAAP) (in thousands) (8)
					Company TSR (5)	Peer Group TSR (6)
2022	$3,379,449	($4,562,882)	$2,198,124	$572,427	$31.82	$113.62	($78,255)	$257,283
2021	$7,741,052	$12,327,052	$1,753,698	$2,678,593	$83.54	$149.49	($136,171)	$433,712
2020	—	—	$3,185,057	$2,100,096	$52.66	$120.71	($672,397)	$413,895

(1)	Reflects compensation for Michael Reed, our Chief Executive Officer, for 2022 and 2021 as reported in the Summary Compensation Table for the applicable year. For 2020, our Chief Executive Officer was an employee of, and was compensated exclusively by our former manager and our former manager did not disclose to our Board the compensation paid to him. The PEO received a special inducement equity award at the start of his employment by the Company in 2021.

(2)	The dollar amounts reported in this column represent the amount of “compensation actually paid” to the PEO in 2022 and 2021, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the PEO during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Summary Compensation Table Total for PEO pursuant to the SEC’s rules to determine Compensation “Actually Paid” to PEO:

	PEO
	2022	2021
Summary Compensation Table Total for PEO	$3,379,449	$7,741,052

Adjustments:

Deduct: Grant date fair value of equity awards granted during fiscal year as reported in the Summary Compensation Table	$1,999,998	$6,074,000

Add: Fair value of equity awards granted in current year – value at year-end	$657,667	$10,660,000
Add: Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	($3,300,000)	$0
Add: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	($3,300,000)	$0
Compensation “Actually Paid” to PEO	($4,562,882)	$12,327,052

(3)	Reflects the average compensation for the non-PEO NEOs in each respective year based on compensation amounts reported in the Summary Compensation Table for the applicable year. Douglas Horne was the only non-PEO NEO for 2022 and 2021. The non-PEO NEOs for 2020 were Paul Bascobert, Alison Engel, and Douglas Horne.

(4)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the non-PEO NEOs in 2022, 2021 and 2020, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Average Summary Compensation Table Total for non-PEO NEOs pursuant to the SEC’s rules to determine Average Compensation “Actually Paid” to non-PEO NEOs:

	Other non-PEO NEOs (Average)
	2022	2021	2020
Summary Compensation Table Total for non-PEO NEOs	$2,198,124	$1,753,698	$3,185,057

Adjustments:

Deduct: Grant date fair value of equity awards granted during fiscal year as reported in Summary Compensation Table	$1,166,663	$581,318	$354,268

Add: Fair value of equity awards granted in current year – value at year-end	$549,840	$585,714	$541,333
Add: Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	($774,609)	$634,779	$0
Add: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	($234,265)	$285,720	($1,281,577)
Add: Fair value of awards made in current fiscal year that vested during current fiscal year – value at vesting date	$0	$0	$9,551
Compensation “Actually Paid” to non-PEO NEOs	$572,427	$2,678,593	$2,100,096

(5)	Total Stockholder Return, or TSR, is cumulative for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. Cumulative Company TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)	The peer group used for this purpose is the S&P 1500 Publishing & Printing index.

(7)	Reflects Net Income (loss) as reported in the Company’s Consolidated Statements of Operations and Comprehensive Income (loss) included in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2022. Net Income includes amounts attributable to non-controlling interests.

(8)	The Adjusted EBITDA measure was utilized for both our short-term incentive compensation program, as well as for setting goals for performance-based long-term incentives. We reconcile Adjusted EBITDA to Net income (loss) attributable to Gannett, which excludes amounts attributable to non-controlling interests. Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, which is Net loss attributable to Gannett.

Financial Performance Measures

As discussed in the Compensation Discussion and Analysis, our executive compensation program and compensation decisions reflect the guiding principle of aligning long-term performance with stockholder interests. The metrics used within our incentive plans are selected to support these objectives. The most important financial performance measures used by the Company during the most recently completed fiscal year include:

●	Adjusted EBITDA

●	Digital Revenues

●	Total Shareholder Return

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following graphs with respect to the relationships between information presented in the Pay Versus Performance table.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our common stock as of April 13, 2023 by (i) each person known by us to be a beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, director nominees, and our named executive officers, and (iii) all directors, director nominees, and executive officers as a group. We had outstanding an aggregate of [●] shares of common stock as of April 13, 2023. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	23,271,705 (3)	[●]%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,834,404 (4)	[●]%
FMR LLC and Abigail P. Johnson 245 Summer Street Boston, MA 02210	9,438,574 (5)	[●]%
William H. Miller III Living Trust and Miller Value Partners, LLC One South Street Suite 2550 Baltimore, MD 21202	7,564,725 (6)	[●]%
Michael E. Reed	3,173,873 (7)	[●]%
Kevin M. Sheehan	202,370 (8)	*
Theodore P. Janulis	146,111	*
John Jeffry Louis III	444,799 (9)	*
Maria M. Miller	145,494	*
Amy Reinhard	32,981	*
Debra A. Sandler	137,806	*
Laurence Tarica	753,244	*
Barbara W. Wall	305,704	*
Douglas E. Horne	1,020,650	*
All directors, nominees and executive officers as a group (10 persons)	6,363,032 (7)(8)(9)	[●]%

*       Denotes less than 1%.

(1)	The address of all of the officers, directors and nominees listed in the table is 7950 Jones Branch Drive, McLean, VA 22107-0150.

(2)	Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within sixty days, including, but not limited to, the right to acquire shares by the exercise of options or warrants. Shares that may be acquired within sixty days by the exercise of options or warrants are referred to in the footnotes to this table as “presently exercisable.” Percentages shown are based on the number of outstanding shares of common stock as of the record date, except where the person has the right to receive shares within sixty days of April 13, 2023 (as indicated in the other footnotes to this table), which increases the number of shares owned by such person and the number of shares outstanding.

(3)	Based on information set forth in Amendment No. 4 to Schedule 13G filed with the SEC on January 31, 2023, BlackRock, Inc. reports sole voting power with respect to 23,068,371 shares and sole dispositive power with respect to 23,271,705 shares as the parent holding company or control person of Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC. BlackRock, Inc. also reports that (i) iShares Core S&P Small-Cap ETF has an interest in more than five percent of our total outstanding common stock, and (ii) BlackRock Fund Advisors beneficially owns five percent or greater of our outstanding shares of common stock.

(4)	Based on information set forth in Amendment No. 10 to Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group, Inc. (“Vanguard”) reports shared voting power with respect to 209,999 shares, sole dispositive power with respect to 10,571,227 shares and shared dispositive power with respect to 263,177 shares. Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares.

(5)	Based on information set forth in Schedule 13G filed with the SEC on February 9, 2023, FMR LLC reports sole voting with respect to 9,406,490 shares of common stock, and FMR LLC and Abigail P. Johnson report sole dispositive power with respect to 9,438,574 shares of common stock. Fidelity Management & Research Company LLC, an investment advisor, is identified as an entity which beneficially owns 5% or greater of the outstanding shares of the common stock. Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC.

(6)	Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2023, the William H. Miller III Living Trust has sole voting and dispositive power with respect to 6,647,600 shares of common stock and shares voting and dispositive power with respect to 917,125 shares of common stock owned by clients of Miller Value Partners, LLC, a registered investment adviser.

(7)	Includes 9,550 shares of common stock issuable upon exercise of presently exercisable ten-year warrants to purchase common stock at an exercise price of $46.35 per share.

(8)	Includes 1,259 shares of common stock issuable upon exercise of presently exercisable ten-year warrants to purchase common stock at an exercise price of $46.35 per share.

(9)	Includes (i) 9,873 shares of common stock held by the John Jeffry Louis, Jr. Trust under the Will of John J. Louis fbo John Jeffry Louis, (ii) 3,478 shares of common stock held by John J. Louis, Jr. Trust under the Will of John J. Louis fbo Tracy L. Merrill, and (iii) 13,471 shares of common stock held by the Martial Trust U/A John J. Louis, Jr. Trust.

RELATED PERSONS TRANSACTIONS

Review of Transactions with Related Persons

SEC rules define “transactions with related persons” to include any transaction in which we are a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities at the time of the transaction, or an immediate family member of any of the foregoing, has a direct or indirect material interest. We adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to us; and the availability of other sources for comparable assets, products or services. The policy includes standing pre-approvals for specified categories of transactions, including investments in securities offerings, and certain commercial dealings with Gannett Ventures, LLC provided that (a) the terms and conditions represent the result of arms-length negotiation and are no more favorable to the related party than the terms available to similarly situated third parties and (b) the annual value is reasonably anticipated to be less than $1.5 million.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Matters Relating to the Independent Registered Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our registered public accounting firm. The Audit Committee assesses the selection of the independent registered public accounting firm each year. In addition, the Audit Committee considers the independence of the independent registered public accounting firm each year.

The Audit Committee approved the engagement of Grant Thornton LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2023. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting.

Change in Independent Registered Public Accountants

Ernst & Young LLP, independent registered public accountants, served as our independent registered public accounting firm for the fiscal year ended December 31, 2022, having served in such role since 2007. On March 9, 2023, the Audit Committee dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm effective March 9, 2023.

Ernst & Young LLP’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2021 and December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years, and through March 9, 2023, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report.

We previously provided Ernst & Young LLP with a copy of the above disclosures as included in our Form 8-K filed with the SEC on March 13, 2023, and requested that Ernst & Young LLP furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter, dated March 13, 2023, is attached as Exhibit 16.1 to that Form 8-K, and is incorporated herein by reference.

On March 9, 2023, the Audit Committee approved the engagement of Grant Thornton LLP as our independent registered public accounting firm. During the Company’s fiscal years ended December 31, 2022 and 2021 and through March 10, 2023, the Company did not consult with Grant Thornton on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, in each case where either written or oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

We expect representatives of Grant Thornton LLP will participate in the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Required Vote

Our organizational documents do not require that our stockholders ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. We are presenting this proposal to our stockholders because we believe it is a matter of good corporate practice. The approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect on this proposal as an “Against” vote. There will be no broker non-votes on this proposal.

If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Grant Thornton LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023.

Fees Paid to Ernst & Young LLP

The following table sets forth the fees, which include out-of-pocket expenses, for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2022 and 2021, respectively:

	2022	2021
Audit Fees	$6,390,095	$6,708,622
Audit-Related Fees	192,200	207,200
Tax Fees	867,495	957,816
All Other Fees	—	—
Total	$7,449,790	$7,873,638

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees. These are fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements, including the audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, services related to other SEC filing matters, services related to debt refinancing, and statutory audits required internationally.

Audit-Related Fees. These services consist of the audits of the Company’s employee benefit plans and accounting research tool access.

Tax Fees. Tax fees include professional services rendered by Ernst & Young LLP with respect to tax compliance (e.g., tax returns), tax advice and tax planning.

All Other Fees. All other fees would include professional services rendered by Ernst & Young LLP that are not included as audit fees, audit-related fees or tax fees. No services were rendered during 2022 or 2021 that would cause Ernst & Young LLP to bill us amounts constituting “All Other Fees.”

The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by the independent registered public accounting firm prior to its engagement for such services. For each engagement, management provides the Audit Committee with information about the services and fees sufficiently detailed to allow the Audit Committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor. After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)

In 2021, we held an advisory vote on the frequency of our say on pay vote, which resulted in approximately 94% of votes recommending an annual frequency for the say on pay vote. After considering that recommendation, the Board determined that the say on pay vote will be held annually until the next required vote on the frequency of the say on pay vote which is expected to be considered at the 2027 annual meeting of stockholders.

In accordance with Section 14A of the Exchange Act, the Board is providing you with the opportunity to cast an annual, non-binding advisory vote to approve executive compensation. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2022 executive compensation program and policies for our named executive officers.

Accordingly, we present the following resolution for vote at the Annual Meeting:

“RESOLVED, that the stockholders of Gannett Co., Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section and related tabular and narrative disclosure set forth in the Company’s 2023 Annual Meeting proxy statement.”

Our executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve short-term and long-term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests.

The Compensation Committee and the Board believe our executive compensation programs are effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. We believe that our commitment to align executive compensation with our performance and stockholder interests is exhibited by our executive compensation decisions during the last year.

You are urged to read the Compensation Discussion and Analysis section of this proxy statement, which more thoroughly discusses how our executive compensation policies and procedures implement our executive compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making executive compensation decisions for our named executive officers. The Compensation Committee, which is comprised of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. Both the Board and the Compensation Committee expect to take into account the outcome of this year’s vote when considering future executive compensation decisions. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends that you vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section and related tabular and narrative disclosure set forth in this proxy statement.

PROPOSAL NO. 4

APPROVAL OF THE COMPANY’S 2023 STOCK INCENTIVE PLAN

We are asking our stockholders to approve the adoption of the Gannett Co., Inc. 2023 Stock Incentive Plan (the “2023 Plan”). Our Board approved and adopted the 2023 Plan on March 27, 2023, subject to stockholder approval. The 2023 Plan is now being submitted to our stockholders for their approval.

The 2023 Plan will become effective upon stockholder approval, and no awards may be granted under the 2023 Plan after the date that is 10 years from the date the 2023 Plan was last approved by our stockholders.

If approved, the 2023 Plan will replace the Company’s 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) and the Company’s 2015 Omnibus Incentive Compensation Plan (together with the 2020 Plan, the “Prior Plans”), and no further awards would be granted under the Prior Plans.

The closing stock price of a share of the Company’s common stock as reported on the NYSE on April 13, 2023, our record date, was $[●].

Reasons to Vote for this Proposal

We currently grant equity awards under our 2020 Plan. As of April 13, 2023, only [●] shares remained available for future grant. Approval of the 2023 Plan is intended to enable us to continue granting equity awards, which we believe is a key element of our compensation program. If this proposal is not approved by our stockholders, we will be very limited in our ability to continue to grant equity awards to our directors, officers, employees and other service providers. As a result, we would lose an important compensation and retention tool and would be forced to use cash replacement alternatives.

Prudent Share Request

As described below, we believe the proposed share authorization under the 2023 Plan will last a reasonable duration and result in reasonable dilution.

●	Duration that shares available for issuance under the 2023 Plan are expected to last. Based on the requested number of shares to be reserved under the 2023 Plan and our three-year average burn rate, we expect that the share reserve will cover awards for approximately two years. We believe the expected life of the share reserve is reasonable and will ensure sufficient funding for equity awards to our directors, officers, employees and other service providers for approximately two years.

●	Expected potential dilution. The potential dilution resulting from issuing all of the outstanding awards and shares remaining available for issuance under the 2020 Plan would be approximately [●]%, calculated based on our common stock outstanding as of April 13, 2023, but excluding the shares subject to the Company’s convertible debt. The potential dilution resulting from issuing all of the outstanding awards and shares remaining available for issuance under the 2020 Plan would be approximately [●]%, calculated based on the sum of (i) our common stock outstanding as of April 13, 2023 ([●] shares; “x” shares) and (ii) the shares subject to the Company’s convertible debt ([●] shares; “y” shares). If the additional [●] shares proposed are made available for issuance under the 2023 Plan, the potential dilution will increase by [●] percentage points and total potential dilution would be approximately [●]%, calculated based on the sum of “x” and “y” shares. We believe that the expected potential dilution that will result from the Plan is reasonable for a company of our size in our industry.

Stockholder-Aligned Plan Features

We believe the 2023 Plan reflects best practices for equity compensation, including the following:

✓	Requires a minimum one-year vesting period (subject to certain limited exceptions)
✓	Requires stock options and stock appreciation rights to have an exercise price equal to at least the fair market value of our common stock on the date of grant (except for assumed or substitute awards) and prohibits the payment of dividend equivalents on stock options and stock appreciation rights
✓	Provides that the payment of dividends and dividend equivalents on restricted stock, restricted stock units and other stock-based awards is subject to the vesting of the underlying award
✓	Provides that awards are subject to recoupment under the terms of our detrimental conduct recoupment policy and any other clawback policy that we adopt pursuant to applicable laws, regulations and stock exchange listing requirements
×	Does NOT permit single-trigger vesting of awards upon a change in control (except where the acquirer does not assume outstanding awards)
×	Does NOT contain any “evergreen” provisions that automatically add shares to the plan reserve
×	Does NOT provide for any excise tax gross-ups
×	Does NOT permit the direct or indirect repricing of stock options or stock appreciation rights without stockholder approval
×	Does NOT permit “net share counting” upon the exercise of stock options or stock appreciation rights
×	Does NOT allow for shares used to pay the exercise price of a stock option to be added back to the plan
×	Does NOT allow for shares used to satisfy tax withholding on the exercise of a stock option or stock appreciation right to be added back to the plan

Description of the 2023 Plan

The full text of the 2023 Plan is attached to this proxy statement as Appendix B. The principal terms of the 2023 Plan are described below, but the description is qualified in its entirety by reference to the 2023 Plan itself. In the event of a conflict between the description and the terms of the 2023 Plan itself, the terms of the 2023 Plan will govern. The 2023 Plan will not become effective unless approved by our stockholders.

Purpose

The purpose of the 2023 Plan is to reinforce the long-term commitment to our success by our directors, officers, employees, advisors and consultants who are or will be responsible for such success, to facilitate the ownership of the Company’s common stock by such individuals, thereby reinforcing the identity of their interest with those of the Company’s stockholders, to assist the Company in attracting and retaining individuals with experience and ability, and to benefit the Company’s stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company’s continued success.

Administration

Except as noted below, the 2023 Plan will be administered by the Compensation Committee of the Board (the “Committee”), and each member of the Committee will be required to be both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the NYSE, or such other principal securities market on which the Company’s shares of common stock are traded.

Except as noted below, the Committee will have the authority to select the employees and other individuals to receive awards under the 2023 Plan, to determine the type, size and terms of the award to be made to each individual selected, to modify the terms of any award that has been granted, to determine the time when awards will be granted, to establish performance objectives, and to prescribe the form of award agreement. The Committee has the power and authority to make any adjustments necessary or desirable as a result of granting awards to eligible individuals located outside the United States, and to adopt, amend or rescind rules, procedures or subplans relating to the operation and administration of the 2023 Plan in order to accommodate local laws, policies, customs, procedures, or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the 2023 Plan, including, but not limited to, the authority to adopt, amend or rescind rules, procedures and subplans that limit or vary the methods available to exercise awards, the methods available to settle awards, the methods available for the payment of income taxes, social insurance contributions and employment taxes, the procedures for withholding on awards and the use of stock certificates or other indicia of ownership. The Committee may also adopt rules, procedures, or subplans applicable to particular affiliates or locations. The Committee is also authorized to interpret the 2023 Plan and the awards granted under the 2023 Plan, to establish, amend and rescind any rules and regulations relating to the 2023 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2023 Plan. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to awards made or to be made to participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

The Board has all the powers otherwise vested in the Committee by the terms of the 2023 Plan in respect of awards granted to non-employee directors.

Notwithstanding the foregoing, except for permitted adjustments in connection with a corporate transaction or recapitalization, neither the Committee nor the Board may reprice, adjust or amend the exercise price of stock options or stock appreciation rights previously awarded, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company. The prohibition on repricing includes (a) the reduction, directly or indirectly, of the per-share exercise price of an outstanding stock option or stock appreciation right by amendment, cancellation or substitution; (b) any action that is treated as a repricing under U.S. generally accepted accounting principles; (c) the cancellation of a stock option or stock appreciation right in exchange for another stock option, stock appreciation right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of the exchange on which the Company’s shares are traded. In addition, notwithstanding any other provision in the 2023 Plan, a stock option or stock appreciation right may not be surrendered in consideration of, or exchanged for cash, other awards, or a new stock option or stock appreciation right having an exercise price below that of the stock option or stock appreciation right which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction, or such action is approved by the stockholders of the Company.

No director, no member of the Committee and no officer of the Company will be liable for anything done or omitted to be done by him or her, by any other director, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the 2023 Plan, except for his or her own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company will indemnify each director, member of the Committee and officer of the Company against any such liability.

Authorized Shares

The maximum number of shares of common stock available for grant and issuance under the 2023 Plan will be (a) 15 million, plus (b) any shares of common stock that are subject to awards granted under the Prior Plans that expire, are forfeited or canceled or terminate for any other reason on or after June 5, 2023, without the issuance of shares, minus (c) the number of shares of common stock granted under the Prior Plans on or after April 13, 2023 and before June 5, 2023. No awards may be granted under the Prior Plans on or after June 5, 2023. For the avoidance of doubt, any shares of common stock that are subject to outstanding awards granted under the Prior Plans that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award under the Prior Plans on or after June 5, 2023, shall not become available under the 2023 Plan.

Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any affiliate, or with which the Company or any affiliate combines, will not reduce the maximum number of shares of common stock that may be issued under the 2023 Plan.

Awards will be counted against the available share reserve on the date of grant, based on the maximum number of shares that may be issued pursuant to the award. Any shares of common stock related to awards issued under the 2023 Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of common stock will again be available for issuance under the 2023 Plan. However, the following shares of common stock are not added back and may not be made available again under the 2023 Plan: (a) shares delivered to, or retained by the Company, in payment of the exercise price of a stock option; (b) shares delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to a stock option or stock appreciation right; (c) shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the stock appreciation right or other award; and (d) shares repurchased on the open market with the proceeds from the payment of the exercise price of a stock option.

Eligible Participants

Employees and non-employee directors of the Company or its affiliates, and other individuals who perform services for the Company or its affiliates, are eligible to receive awards under the 2023 Plan. As of April 13, 2023, approximately [●] persons, including two executive officers, eight non-employee directors and approximately [●] other individuals may be considered for awards under the 2023 Plan.

Neither the Compensation Committee nor the Board has made any decisions with respect to the individuals who may receive awards under the 2023 Plan on or after June 5, 2023 or the amount or nature of future awards.

Types of Awards

The 2023 Plan allows for the granting of the following types of awards: stock options (both incentive stock options and nonqualified stock options); stock appreciation rights; restricted stock; restricted stock units; and other stock-based awards. The Committee may also grant any other award providing similar benefits, subject to such terms, conditions and restrictions as it may determine necessary or appropriate to satisfy non-U.S. law or regulatory requirements or avoid adverse consequences under such requirements. Each award granted under the 2023 Plan is subject to an award agreement containing the particular terms and conditions of that award, subject to the limitations imposed by the 2023 Plan.

Stock Options. A stock option is the right to purchase a specified number of shares for a specified exercise price. Stock options may be either (a) incentive stock options, which are stock options that meet the requirements under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) nonqualified stock options, which are stock options that do not meet the requirements of Section 422 of the Code or that are designated as a nonqualified stock option. Awards of incentive stock options may only be made to employees, and incentive stock options are subject to additional limitations. Stock options (other than stock options assumed or granted in substitution for outstanding stock options of a company acquired by the Company or any affiliate) are subject to the following: (i) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock option on the date of grant; and (ii) the expiration date shall be no later than 10 years from the date of grant. The exercise price may be payable either in (1) cash, (2) if permitted by the Committee, by withholding shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price, (3) if permitted by the Committee, by tendering shares previously acquired that have been held for at least six months, (4) if permitted by the Committee, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of shares or (5) any combination of the foregoing.

Stock Appreciation Rights. A stock appreciation right is a right to receive cash or other property based on the increase in the value of a share over the per share exercise price. Stock appreciation rights (other than stock appreciation rights assumed or granted in substitution for outstanding stock appreciation rights of a company acquired by the Company or any affiliate) are subject to the following: (a) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock appreciation right on the date of grant; and (b) the expiration date shall be no later than 10 years from the date of grant.

Restricted Stock. Restricted stock is an award of shares that is subject to vesting conditions. Prior to the expiration of the vesting period, unless otherwise determined by the Committee, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares, subject, however, to the restrictions and limitations imposed pursuant to the 2023 Plan and award agreement.

Restricted Stock Units. A restricted stock unit is an award that is valued by reference to shares, which may be paid to a participant upon vesting in shares, cash or other property.

Other Stock-Based Awards. An other stock-based award is an award denominated or payable in shares, other than a stock option, stock appreciation right, restricted stock or restricted stock unit. Other stock-based awards may be settled in cash, shares or other property.

Dividend Equivalents. Awards other than stock options and stock appreciation rights may include the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividend equivalents will only be paid with respect to an award if, when and to the extent that the underlying award vests. Dividends and dividend equivalents will either be held in escrow or reinvested into additional shares of common stock subject to the same vesting or performance conditions as the underlying award.

Award Limitations

Minimum Vesting Period. All awards must be subject to a minimum vesting period of at least one year, except (a) that up to a maximum of five percent of the maximum number of shares of common stock that may be issued under the 2023 Plan may be issued pursuant to awards granted without regard for any minimum vesting period, (b) in the event of the death, disability or retirement of the participant, or the involuntary termination other than for cause of the participant’s services, or in connection with a change in control of the Company, and (c) awards granted through the assumption of, or substitution for, outstanding awards of a company acquired by the Company or any affiliate.

Non-Employee Director Award Limitation. The sum of (a) the fair market value as of the grant date of the shares of common stock of awards granted under the 2023 Plan in any calendar year to any non-employee director in respect of services as a non-employee director, and (b) the amount that may be paid in that calendar year to any non-employee director in property other than shares of common stock, including cash, in respect of services as a non-employee director, shall not exceed $750,000.

Incentive Stock Options. Incentive stock options may be granted subject to and shall be designed to comply with the provisions of Section 422 of the Code. To the extent that the aggregate fair market value (determined as of the date of grant) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its affiliates) exceeds $100,000 (or such other limit that applies at the time of grant), such incentive stock options or portions thereof which exceed such limit (according to the order in which they were granted) will be treated as nonqualified stock options. If, at the time an incentive stock option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of common stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such incentive stock option will be at least 110 percent of the fair market value of the shares of common stock subject to such incentive stock option on the date of grant; and (b) such incentive stock option will not be exercisable after the date five years from the date such incentive stock option is granted. The maximum number of shares of common stock that may be issued under the 2023 Plan pursuant to incentive stock options may not exceed, in the aggregate, the maximum number of shares authorized for issuance under the 2023 Plan.

Tax Withholding

The exercise or payment of awards and the issuance of shares under the 2023 Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. In accordance with rules established by the Committee, the required tax withholding obligations may be settled in cash, or with shares, including shares that are part of the award that gives rise to the withholding requirement (up to the minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact).

Change in Control

The Committee may include in an award agreement provisions related to a “change in control” of the Company, provided that, any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award in connection with a change in control may occur only if both (a) the change in control occurs and (b) either the employment of the participant is terminated within two years following the change in control (i.e., “double-trigger”) or the acquirer does not agree to the assumption or substitution of outstanding awards. With respect to any award granted under the 2023 Plan that is earned or vested based upon achievement of performance objectives, any amount deemed earned or vested in connection with a change in control or associated termination of employment will be based upon the degree of performance attained through a date prior to the change in control determined by the Committee (unless such performance cannot be determined, in which case the amount deemed earned or vested will be based on target performance).

“Change in control” generally means the occurrence of any one or more of the following events:

(a)	an individual, entity or group of persons acquires the ownership, directly or indirectly, of the Company’s securities representing more than 20 percent of the combined voting power of the Company’s outstanding securities, other than (i) through a merger, consolidation or similar transaction; (ii) in connection with a financing by the Company through the issuance of equity securities; or (iii) by an overall reduction in the number of the Company’s outstanding securities;

(b)	a merger, consolidation or similar transaction in which the Company’s stockholders immediately before such transaction do not own, directly or indirectly, either (i) more than 50 percent of the combined voting power of the surviving entity or (ii) more than 20 percent of the combined voting power of the parent of the surviving entity, in each case, in substantially the same proportions as their ownership immediately prior to such transaction;

(c)	a sale, lease, exclusive license or other disposition of all or substantially all of the Company’s assets, other than to an entity more than 20 percent of the combined voting power of which is owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s outstanding voting securities immediately prior to such transaction;

(d)	a majority of the members of the Board serving on the date the 2023 Plan is approved by the stockholders (the “Incumbent Board”) were no longer serving on the Board within any 12-month period; provided that any new Board member approved or recommended by a majority of the Incumbent Board then in office will be considered a member of the Incumbent Board; or

(e)	the complete dissolution or liquidation of the Company.

No change in control will be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Recoupment

Notwithstanding anything in the 2023 Plan or in any award agreement to the contrary, awards are subject to our Detrimental Conduct Recoupment Policy, and all awards granted under the 2023 Plan will also be subject to recoupment in accordance with any other clawback policy we adopt to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or stock exchange listing conditions.

Adjustments

In the event of any change in our outstanding shares of common stock by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or similar event, the Committee or Board, as applicable, shall adjust (a) the class and maximum number of shares available under the 2023 Plan; (b) the class, number and exercise price of outstanding stock options and stock appreciation rights granted under the 2023 Plan; and (c) the class and number of shares subject to any other awards granted under the 2023 Plan, as may be determined to be appropriate by the Committee or Board, as applicable.

Amendment of Plan or Awards

The 2023 Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding award under the 2023 Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion provided that no amendment may be made without stockholder approval if such amendment would (a) increase the number of shares available for grant under the 2023 Plan; (b) decrease the minimum stock option or stock appreciation right exercise price; (c) reduce the minimum vesting or performance periods; (d) change the limits applicable to incentive stock options; (e) amend or repeal the prohibition against repricing or exchange; or (f) require stockholder approval under applicable law, including securities exchange listing conditions. No amendment may adversely affect in a material manner any right of a participant under an award without his or her written consent.

Termination

The 2023 Plan may be suspended in whole or in part at any time and from time to time by the Board. The 2023 Plan will terminate upon the adoption of a resolution of the Board terminating the 2023 Plan. No award may be granted under the 2023 Plan after the date that is 10 years from the date the 2023 Plan was last approved and adopted by the stockholders of the Company. No termination of the 2023 Plan will materially alter or impair any of the rights or obligations of any person, without his or her consent, under any award granted under the 2023 Plan, except that subsequent to termination of the 2023 Plan, the Committee may make any permitted amendments.

New Plan Benefits

As of the date of this proxy statement, no awards have been made under the 2023 Plan that are contingent upon stockholder approval of this proposal. Because awards under the 2023 Plan are discretionary, the benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the 2023 Plan cannot be determined at this time.

Certain U.S. Federal Income Tax Consequences of 2023 Plan Awards

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the 2023 Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the 2023 Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Nonqualified stock options. A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the stock option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for the Company.

Incentive stock options. A participant who exercises an incentive stock option does not recognize ordinary income at the time of exercise (although, the participant may be subject to alternative minimum tax), and the Company is not entitled to a tax deduction. Upon the disposition of the shares obtained from the exercise of the incentive stock option more than two years after the date of grant and more than one year after the date of exercise, the excess of the sale price of the shares over the exercise price of the incentive stock option is taxed as long-term capital gain. If the shares are sold within two years of the grant date and/or within one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the exercise price is taxed as ordinary income, and, subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction for this amount; any remaining gain is taxed as capital gain, without a Company tax deduction.

Stock appreciation rights. A participant who exercises a stock appreciation right recognizes taxable ordinary income in the year the stock appreciation right is exercised in an amount equal to the cash and/or the fair market value of any shares or other property received. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Restricted stock, restricted stock units and other stock-based awards. A participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of shares of restricted stock, restricted stock units or other stock-based awards. When the restricted stock vests, the restricted stock units settle or the other stock-based awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term or long-term capital gain, but will not result in any further deduction for the Company.

Vote Required.

The affirmative vote of a majority of the total shares of our common stock that vote on this proposal is required for approval of the 2023 Plan.

The Board recommends that you vote FOR the proposal to approve the 2023 Stock Incentive Plan.

PROPOSAL NO. 5

APPROVAL OF AN AMENDMENT TO OUR CHARTER TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

Overview

The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend the Company’s Charter to include a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

The Nominating and Corporate Governance Committee believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Further, the Nominating and Corporate Governance Committee noted that the proposed provision would not negatively impact stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Nominating and Corporate Governance Committee believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Nominating and Corporate Governance Committee recommended to the Board an amendment to the Charter to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend the Charter as described herein.

The proposed amendment to the Charter would become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which we intend to file promptly following the Annual Meeting if our stockholders approve Proposal 5. However, even if our stockholders approve the amendment, our Board retains discretion under Delaware law not to implement it. If our Board were to exercise such discretion, we will publicly disclose that fact, and the Company’s current exculpation provisions relating to directors will remain in place. If stockholders do not approve Proposal 5, no change will be made to Article Sixth of the Charter and the Certificate of Amendment will not be filed with the Delaware Secretary of State.

Language of the Proposed Amendment

Currently, Article Sixth of the Charter refers only to directors. The amendments will revise Article Sixth to also include officers as described above. The full text of Article Sixth as revised in its entirety is set forth in Appendix C to this proxy statement. This summary is qualified in its entirety by reference to Appendix C.

Required Vote

Approval of this Proposal 5 requires the affirmative vote of a majority of shares present and entitled to vote on the proposal. Abstentions will have the same effect as a vote cast against the proposal and broker non-votes (if any) will have no effect.

The Board of Directors unanimously recommends you vote FOR the approval of the amendment to our Charter to amend Article Sixth to reflect new Delaware law provisions regarding officer exculpation.

PROPOSAL NO. 6

APPROVAL OF AN AMENDMENT TO OUR BYLAWS TO IMPLEMENT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

Overview

Currently, Section 3.2 of our Bylaws provides that our directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Under this “plurality voting” standard, the nominees who receive the largest number of affirmative votes are elected to the Board, up to the maximum number of directors to be elected. Under a majority voting standard in uncontested director elections, in order to be elected, a majority of the votes cast on the proposal for a nominee’s election must be in favor of the nominee’s election. At the 2019 annual meeting of stockholders, our stockholders approved a stockholder proposal requesting that the Board initiate the process to adopt a majority voting standard in uncontested director elections. After careful consideration of the 2019 stockholder vote and this issue, the Board decided to further strengthen our approach to governance and, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously approved, subject to stockholder approval, an amendment to the Bylaws to implement a majority voting standard in uncontested elections (the “Majority Voting Amendment”). At the 2020, 2021 and 2022 annual meeting of stockholders, a proposal to implement the Majority Voting Amendment was not approved by the requisite stockholder vote but did receive significant support from our stockholders. Accordingly, as a matter of good governance, we are again submitting a proposal to implement the Majority Voting Amendment again at this year’s Annual Meeting.

Implementing Majority Voting

In recent years, many companies have eliminated plurality voting in uncontested elections and adopted “majority voting” bylaws or standards that provide stockholders with more influence over the outcome of uncontested director elections. The Majority Voting Amendment changes the voting standard applicable to the election of directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast. In contested elections, directors will continue to be elected by a plurality of the votes cast. The full text of the proposed Majority Voting Amendment is set forth in Appendix D to this proxy statement.

The Board believes that the proposed Majority Voting Amendment providing for majority voting in uncontested director elections is in the best interests of the Company and our stockholders. If this proposal is approved, majority voting in uncontested director elections would commence at the 2024 annual meeting of stockholders.

If the Majority Voting Amendment is not approved by our stockholders, such amendment will not be implemented, our plurality voting standard for uncontested elections will continue in place, and our Bylaws would remain in its current form, subject to any other approved amendments.

The Board also has approved, subject to stockholder approval of the Majority Voting Amendment, the addition of a resignation policy to our Corporate Governance Guidelines, requiring a nominee for director to submit a written offer of resignation to the Board in the event such nominee does not receive a majority of the votes cast in an uncontested election of directors. Adoption of this policy will address the continuation in office of a “holdover” director, so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee, which will recommend to the Board whether to accept the tendered resignation. The Board will act on such recommendation within 90 days following the date of the stockholders’ meeting at which the election occurred.

Required Vote

Approval and adoption of this proposal requires the affirmative vote of at least 80% of the voting power of our issued and outstanding shares entitled to vote thereon. Any abstentions or broker non-votes will have the same effect as votes against this proposal.

At the 2022, 2021 and 2020 annual meetings, even though the Majority Voting Amendment received votes FOR representing approximately 99%, 98% and 97% of the votes cast, respectively, those votes represented only approximately 68%, 63% and 60%, respectively, of the voting power of our issued and outstanding shares entitled to vote thereon. After consulting with outside experts and advisors and reviewing the results of the stockholder vote at the prior annual meetings, the Board decided to continue its efforts to strengthen our approach to governance and is again proposing the Majority Voting Amendment in order to enhance stockholder rights and increase the Board’s accountability. Because implementation of these provisions requires approval of holders of 80% of our common stock, EVERY VOTE MATTERS.

The Board recommends that you vote FOR the proposal to amend our Bylaws to implement majority voting in uncontested director elections.

PROPOSAL NO. 7

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

Overview

Currently, our Charter and Bylaws contain provisions that require a supermajority vote by our stockholders for approval of amendments to our Bylaws and to certain provisions of our Charter, as well as to remove directors for cause and appoint directors in the event the entire Board is removed (collectively, the “Supermajority Voting Requirements”). At the 2022, 2021 and 2020 annual meeting of stockholders, proposals to eliminate the Supermajority Voting Requirements were not approved by the requisite stockholder votes, but did receive significant support from our stockholders. Accordingly, as a matter of good governance, we are submitting proposals to eliminate the Supermajority Voting Requirements again at this year’s Annual Meeting.

Proposed Amendments

As part of their ongoing review of our corporate governance, the Board and the Nominating and Corporate Governance Committee have considered the advantages and disadvantages of retaining the Supermajority Voting Requirements, as well as advice from outside experts and advisors regarding matters of corporate governance. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously approved and declared advisable the amendments to the Charter and Bylaws to eliminate the Supermajority Voting Requirements and replace them with a requirement that such matters be approved by a majority of the voting power of our issued and outstanding common stock.

The Board is submitting the proposed amendments as three proposals for approval at the Annual Meeting, as described below. Stockholders will vote on Proposals 7A, 7B and 7C separately, and the approval of each proposal is not conditioned on the approval of the other proposals. The proposed amendments to the Charter would become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which we intend to file promptly following the Annual Meeting if our stockholders approve the amendments. The proposed amendments to the Bylaws would become effective upon the proposals receiving the requisite stockholder votes at this year’s Annual Meeting.

If stockholders do not approve Proposals 7A, 7B or 7C, no changes will be made and the corresponding voting requirement will remain in place.

The proposals each require the affirmative vote of at least 80% of the voting power of our issued and outstanding shares entitled to vote thereon. At the 2022, 2021 and 2020 annual meeting, even though each of the Supermajority Voting Requirements proposals received votes FOR representing approximately 99%, 97% and 97%, respectively, of the votes cast at the meeting, those votes represented only approximately 68%, 63% and 60%, respectively, of the voting power of our issued and outstanding shares entitled to vote thereon. After consulting with outside experts and advisors and reviewing the results of the stockholder vote at the 2022, 2021 and 2020 annual meeting, the Board decided to continue its efforts to strengthen our approach to governance and is again submitting proposals to remove the Supermajority Voting Requirements in order to enhance stockholder rights and increase the Board’s accountability. Because implementation of these provisions requires approval of holders of 80% of our common stock, EVERY VOTE MATTERS.

Proposal No. 7A: Eliminating the Supermajority Voting Requirement for Amendments to Certain Provisions of our Certificate of Incorporation

Currently, Article FOURTEENTH of our Charter requires the affirmative vote of the holders of at least 80% of the voting power of our issued and outstanding shares of capital stock entitled to vote thereon to amend, alter, repeal or adopt any provisions inconsistent with the purpose and intent of any of the following provisions:

●	Article FIFTH (regarding the Board, including removal of directors only for cause and stockholders’ ability to appoint directors in the event the entire Board is removed);

●	Article EIGHTH (regarding stockholders’ ability to act by written consent);

●	Article TENTH (regarding amendments to the Bylaws);

●	Article ELEVENTH (regarding the conduct of certain affairs as they may involve the Fortress Stockholders (as defined therein)); and

●	Article FOURTEENTH (regarding amendments to the Charter).

This Proposal No. 7A requests that stockholders approve an amendment to eliminate the 80% voting standard. As a result, if Proposal No. 7A is adopted, pursuant to the Delaware General Corporation Law, future amendments to our Charter would require an affirmative vote of holders of a majority of the voting power of our then issued and outstanding shares of capital stock entitled to vote on the amendment. The full text of the proposed amendment is set forth in Appendix E to this proxy statement.

Proposal No. 7B: Eliminating the Supermajority Voting Requirements for Amendments to our Bylaws

To alter, amend or repeal any Bylaw provision, other than those specific provisions described below, requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our then issued and outstanding shares of capital stock entitled to vote thereon, or a majority vote of the entire Board, under Part (a) of Article TENTH of the Charter and Article IX of the Bylaws.

In addition, Part (b) of Article TENTH of the Charter and Article IX of the Bylaws each requires that any alteration, amendment, repeal or adoption of any provisions inconsistent with the purpose and intent of any of the provisions listed below may only be approved by stockholders (and not the Board) and only by the affirmative vote of the holders of at least 80% of the voting power of our issued and outstanding shares of capital stock entitled to vote thereon:

●	Section 2.3 (regarding special meetings);

●	Section 2.11 (regarding consent of stockholders in lieu of meetings);

●	Section 3.1 (regarding duties and powers of directors);

●	Section 3.2 (regarding number and election of directors);

●	Section 3.3 (regarding vacancies on the Board);

●	Section 3.6 (regarding resignation and removal of directors);

●	Article IX (regarding amendments to the Bylaws); and

●	Article XI (regarding definitions within the Bylaws).

This Proposal No. 7B requests that stockholders approve amendments to eliminate the supermajority voting standards and replace them with a majority voting standard in Article TENTH of the Charter and Article IX of the Bylaws. In addition, if Proposal No. 7B is adopted, future amendments to any provision of the Bylaws could be adopted by majority approval of our stockholders or the Board. The full text of the proposed amendments is set forth in Appendix F to this proxy statement.

Proposal No. 7C: Eliminating the Supermajority Voting Requirements for Removal of Directors and Appointment of Directors in the Event the Entire Board of Directors is Removed

Currently, our Charter and Bylaws provide that our directors may only be removed for cause and that the affirmative vote of the holders of at least 80% of the voting power of our then issued and outstanding shares of capital stock entitled to vote thereon is required to remove any director, or the entire Board, for cause, under Part (b) of Article FIFTH of the Charter and Section 3.6 of the Bylaws. In addition, the affirmative vote of the holders of at least 80% of the voting power of our issued and outstanding shares of capital stock entitled to vote thereon is required to fill vacancies on the Board resulting from removal of the entire Board, under Part (d) of Article FIFTH of the Charter and Section 3.3 of the Bylaws.

Proposal No. 7C requests that stockholders approve amendments to eliminate the supermajority voting standards and replace them with a majority voting standard in Parts (b) and (d) of Article FIFTH of the Charter and Sections 3.3 and 3.6 of the Bylaws. The full text of the proposed amendments is set forth in Appendix G to this proxy statement.

Required Vote

Approval and adoption of Proposals 7A, 7B and 7C each requires the affirmative vote of holders of at least 80% of the voting power of our issued and outstanding shares entitled to vote thereon. Any abstentions or broker non-votes will have the same effect as votes against Proposals 7A, 7B or 7C.

The Board recommends you vote FOR proposals 7A, 7B and 7C.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS FOR
THE 2024 ANNUAL MEETING

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act, we must receive the written proposal at our principal executive office no later than the close of business on December 28, 2023. All proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for inclusion of stockholder proposals in company-sponsored proxy materials. Any proposals should be directed to the attention of our Secretary at Gannett Co., Inc., 175 Sully’s Trail, Pittsford, New York 14534.

For a stockholder proposal or a stockholder nomination of a director that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to our Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Secretary no earlier than the close of business on February 7, 2024 and no later than March 7, 2024. If the date of the 2024 annual meeting of stockholders is moved more than 30 days before or after the anniversary of the 2023 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the opening of business 120 days before the date of such annual meeting, and not later than the close of business on the 10th day after the earlier of the mailing of the notice of the annual meeting of stockholders or the day on which public announcement of the date of such meeting is made by the Company.

In addition to satisfying the advance notice requirements under our Bylaws and Rule 14a-8, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

OTHER MATTERS

The Board is not aware of any other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxy holders therein, or their substitutes, present and acting at the meeting.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC that are available to the public on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.gannett.com. Such information, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, will also be furnished without charge upon written request to Gannett Co., Inc., 175 Sully’s Trail, Pittsford, New York 14534, Attention: Investor Relations.

A number of brokerage firms have instituted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the firm delivers only one copy of the Annual Report and proxy statement to multiple stockholders who share the same address and have the same last name, unless it has received contrary instructions from an affected stockholder. If your shares are held in “street name,” please contact your bank, broker or other holder of record to request information about householding.

If you would like to receive the proxy materials electronically, please refer to the following instructions:

Stockholders of Record. If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email remains in effect until you terminate it.

By Order of the Board,

Polly Grunfeld Sack
Chief Legal Officer

April [26], 2023

Appendix A

Adjusted EBITDA is a non-GAAP performance measure we believe offers a useful view of the overall and segment operations of our business. We define Adjusted EBITDA as Net income (loss) attributable to Gannett before: (1) Income tax expense (benefit), (2) Interest expense, (3) Gains or losses on the early extinguishment of debt, (4) Non-operating pension income, (5) Loss on convertible notes derivative, (6) Depreciation and amortization, (7) Integration and reorganization costs, (8) Other operating expenses, including third-party debt expenses and acquisition costs, (9) Asset impairments, (10) Goodwill and intangible impairments, (11) Gains or losses on the sale or disposal of assets, (12) Share-based compensation, and (13) certain other non-recurring charges.

The table below shows the reconciliation of Net loss attributable to Gannett to Adjusted EBITDA for the periods presented:

	Year ended December 31,
In thousands	2022	2021	2020
Net loss attributable to Gannett	$ (78,002)	$ (134,962)	$ (670,479)
Provision (benefit) for income taxes	1,349	48,250	(33,450)
Interest expense	108,366	135,748	228,513
(Gain) loss on early extinguishment of debt	(399)	48,708	43,760
Non-operating pension income	(58,953)	(95,357)	(72,149)
Loss on convertible notes derivative	—	126,600	74,329
Depreciation and amortization	182,022	203,958	263,819
Integration and reorganization costs	87,974	49,284	145,731
Other operating expenses	1,892	20,952	11,152
Asset impairments	1,056	3,976	11,029
Goodwill and intangible impairments	—	—	393,446
(Gain) loss on sale or disposal of assets, net	(6,883)	17,208	(5,680)
Share-based compensation expense	16,751	18,439	26,350
Other items	2,110	(9,092)	(2,476)
Adjusted EBITDA (non-GAAP basis)	$ 257,283	$ 433,712	$ 413,895
Net income (loss) attributable to Gannett margin	(2.6)%	(4.2)%	(19.7)%
Adjusted EBITDA margin (non-GAAP basis)	8.7%	13.5%	12.2%
A-1

Appendix B

Gannett Co., Inc.

2023 STOCK INCENTIVE PLAN

Section 1.             Purpose

The purpose of the 2023 Stock Incentive Plan (the “Plan”) is (a) to reinforce the long-term commitment to the success of Gannett Co., Inc. (the “Company”) by those directors, officers, employees, advisors and consultants who are or will be responsible for such success; (b) to facilitate the ownership of the Company’s Common Stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; (c) to assist the Company in attracting and retaining individuals with experience and ability; and (d) to benefit the Company’s stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company’s continued success.

Section 2.             Definitions

2.1          “Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, any entity included in the audited consolidated financial statements of the Company and any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate for purposes of the Plan by the Committee in its sole discretion.

2.2          “Award” means any form of incentive or performance award granted under the Plan to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) Stock Options granted pursuant to Section 7; (b) Stock Appreciation Rights granted pursuant to Section 8; (c) Restricted Stock granted pursuant to Section 9; (d) Restricted Stock Units granted pursuant to Section 9; and (e) Other Stock-Based Awards granted pursuant to Section 10.

2.3          “Award Agreement” means the written or electronic document(s) evidencing the grant of an Award to a Participant.

2.4          “Board” shall mean the Board of Directors of the Company.

2.5          “Change in Control” means the happening of any of the following:

(a)          any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than 20 percent of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)          there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50 percent of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 20 percent of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)          there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates to an entity, more than 20 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

(d)          individuals who, immediately following the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board within any 12-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(e)          the complete dissolution or liquidation of the Company;

provided, however, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.6          “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.7          “Committee” means the Compensation Committee of the Board, or any successor committee that the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (b) a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the Exchange on which the shares of Common Stock are traded. References to “Committee” shall include persons to whom the Committee has delegated authority pursuant to Section 3.4.

2.8          “Common Stock” means the common stock, par value $0.01 per share, of the Company.

2.9          “Company” means Gannett Co., Inc., a Delaware corporation.

2.10        “Defined Event” means the death, Disability, retirement or involuntary termination of a Participant other than for cause, or, subject to Section 6.8, in connection with a Change in Control of the Company.

2.11        “Disability” means, with respect to any Participant, that such Participant (a) as determined by the Participant’s employer or service recipient (such determination to be approved by the Committee) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering such Participant. However, to the extent an Award subject to Section 409A shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A, unless otherwise provided in the Award Agreement.

2.12        “Effective Date” means the date on which the Plan is approved by the stockholders of the Company.

2.13        “Exchange” means the New York Stock Exchange, or such other principal securities market on which the shares of Common Stock are listed for trade.

2.14        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.15        “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (e) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities.

2.16        “Fair Market Value” of a share of Common Stock as of any specific date means (a) the per share closing price reported by the Exchange on such date, or, if there is no such reported closing price on such date, then the per share closing price reported by the Exchange on the last previous day on which such closing price was reported, or (b) such other value as determined by the Committee in accordance with applicable law. The Fair Market Value of any property other than shares of Common Stock means the market value of such property as determined by the Committee using such methods or procedures as it shall establish from time to time.

2.17        “Incentive Stock Option” means a Stock Option that qualifies as an incentive stock option under Section 422 of the Code.

2.18        “Nonqualified Stock Option” means a Stock Option that does not qualify as an Incentive Stock Option or which is designated a Nonqualified Stock Option.

2.19        “Other Stock-Based Award” means an Award denominated in shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 10.

2.20        “Participant” means an individual who has been granted an Award under the Plan, or in the event of the death of such individual, the individual’s surviving spouse, or if none, the individual’s estate.

2.21        “Plan” has the meaning given such term in Section 1.

2.22        “Prior Plans” means the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”), and the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan, collectively.

2.23        “Reprice” means: (a) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option or Stock Appreciation Right by amendment, cancellation or substitution; (b) any action that is treated as a repricing under United States generally accepted accounting principles; (c) canceling a Stock Option or Stock Appreciation Right in exchange for another Stock Option, Stock Appreciation Right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of the Exchange.

2.24        “Restricted Period” means the period during which Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

2.25        “Restricted Stock” means an Award of shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 9.

2.26        “Restricted Stock Unit” means an Award of a right to receive shares of Common Stock (or an equivalent value in cash or other property, or any combination thereof) that is granted subject to certain terms and conditions pursuant to Section 9.

2.27        “Section 409A” means Section 409A of the Code.

2.28        “Share Reserve” has the meaning given such term in Section 5.1(a).

2.29        “Stock Appreciation Right” means a right to receive (without payment to the Company) cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee, based on the increase in the value of a share of Common Stock over the per share exercise price, that is granted subject to certain terms and conditions pursuant to Section 8.

2.30        “Stock Option” means a right to purchase shares of Common Stock at a specified exercise price that is granted subject to certain terms and conditions pursuant to Section 7, and includes both Incentive Stock Options and Nonqualified Stock Options.

2.31        “Treasury Regulations” means the tax regulations promulgated under the Code.

Section 3.             Administration

3.1          Administration. Except as otherwise specified herein, the Plan shall be administered solely by the Committee.

3.2          Authority.

(a)          Subject only to Section 6.3, the Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, and to prescribe the form of Award Agreement.

(b)          The Committee has the power and authority to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States, and to adopt, to amend or to rescind rules, procedures or subplans relating to the operation and administration of the Plan in order to accommodate local laws, policies, customs, procedures or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the Plan, including, but not limited to, the authority to adopt, to amend or to rescind rules, procedures and subplans that limit or vary: the methods available to exercise Awards; the methods available to settle Awards; the methods available for the payment of income taxes, social insurance contributions and employment taxes; the procedures for withholding on Awards; and the use of stock certificates or other indicia of ownership. The Committee may also adopt rules, procedures or subplans applicable to particular Affiliates or locations.

(c)           The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

3.3          Repricing Prohibited Absent Stockholder Approval. Notwithstanding any provision of the Plan, except for adjustments pursuant to Section 11, neither the Board nor the Committee may Reprice, adjust or amend the exercise price of Stock Options or Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company. In addition, notwithstanding any other provision in the Plan to the contrary, a Stock Option or Stock Appreciation Right may not be surrendered in consideration of, or exchanged for cash, other Awards, or a new Stock Option or Stock Appreciation Right having an exercise price below that of the Stock Option or Stock Appreciation Right which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction as set forth in Section 11, or such action is approved by the stockholders of the Company. Any amendment or repeal of this Section 3.3 shall require the approval of the stockholders of the Company.

3.4          Delegation. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

3.5          Indemnification. No director, no member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other director, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company shall indemnify each director, member of the Committee and officer of the Company against any such liability.

Section 4.             Participation

4.1          Eligible Individuals. Consistent with the purposes of the Plan, subject to Section 6.3, the Committee shall have exclusive power to select the employees and non-employee directors of the Company and its Affiliates and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan.

4.2          Conditions to Receipt of Awards. Unless otherwise waived by the Committee, no prospective Participant shall have any rights with respect to an Award unless and until such Participant has executed an Award Agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

Section 5.             Shares Subject to Plan and Share Limits

5.1          Maximum Number of Shares that May Be Issued.

(a)           Available Shares. Subject to adjustment as provided in Section 11, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan shall be (i) 15 million, plus (ii) any shares of Common Stock that are subject to awards granted under the Prior Plans that expire, are forfeited or canceled or terminate for any other reason on or after the Effective Date without the issuance of shares, minus (iii) the number of shares of Common Stock granted under the Prior Plans on or after April 13, 2023 and before the Effective Date (collectively, the “Share Reserve”). No awards may be granted under the Prior Plans on or after the Effective Date. For the avoidance of doubt, any shares of Common Stock that are subject to outstanding awards granted under the Prior Plans that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award under the Prior Plans on or after the Effective Date shall not become available under the Plan.

(b)           Assumed or Substituted Awards. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, shall not reduce the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a) or the maximum number of shares of Common Stock authorized for grant to an individual in any calendar year described in Section 5.2.

(c)           Share Counting. For purposes of counting shares against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a), on the date of grant, Awards denominated solely in shares of Common Stock (such as Stock Options and Restricted Stock) and other Awards that may be exercised for, settled in or convertible into shares of Common Stock will be counted against the Plan reserve on the date of grant of the Award based on the maximum number of shares that may be issued pursuant to the Award, as determined by the Committee.

(d)           Shares Added Back. Shares of Common Stock related to Awards issued under the Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of Common Stock will again be available for issuance under the Plan. The following shares of Common Stock, however, may not again be made available for grant in respect of Awards under the Plan:

(i)          shares of Common Stock delivered to, or retained by the Company, in payment of the exercise price of a Stock Option;

(ii)         shares of Common Stock delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to Stock Options and Stock Appreciation Rights;

(iii)        shares of Common Stock covered by a stock-settled Stock Appreciation Right or other Award that were not issued upon the settlement of the Stock Appreciation Right or other Award; and

(iv)        shares of Common Stock repurchased on the open market with the proceeds from the payment of the exercise price of a Stock Option.

(e)                Source of Shares. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(f)           Fractional Shares. No fractional shares of Common Stock may be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional share of Common Stock that would otherwise be issuable shall be paid in lieu of such fractional share of Common Stock. The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional share of Common Stock.

5.2          Maximum Individual Limits. The sum of the Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which Awards are granted under the Plan in any calendar year to any non-employee director in respect of services as a non-employee director and the amount that may be paid in that calendar year to any non-employee director in property other than shares of Common Stock (including cash) in respect of services as a non-employee director shall not exceed $750,000.

Section 6.             Awards Under Plan

6.1          Types of Awards. Awards under the Plan may include one or more of the following types: Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. As provided by Section 3.2(b), the Committee may also grant any other Award providing similar benefits, subject to such terms, conditions and restrictions as it may determine necessary or appropriate to satisfy non-U.S. law or regulatory requirements or avoid adverse consequences under such requirements.

6.2          Dividend Equivalents. Other than with respect to Stock Options or Stock Appreciation Rights, the Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee shall determine; provided, however, dividends or dividend equivalents shall only be paid with respect to any Award if, when and to the extent that the underlying Award vests, and dividends and dividend equivalents shall, at the Committee’s discretion, be held in escrow (with or without the accrual of interest), or be reinvested into additional shares of Common Stock subject to the same vesting or performance conditions as the underlying Award.

6.3          Non-Employee Director Awards. In respect of Awards granted to non-employee directors of the Company or its Affiliates, the Board has all the powers otherwise vested in the Committee by the terms of the Plan set forth herein, including the exclusive authority to select the non-employee directors to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each non-employee director selected, to modify the terms of any Award that has been granted to a non-employee director, to determine the time when Awards will be granted to non-employee directors and to prescribe the form of the Award Agreement embodying Awards made under the Plan to non-employee directors.

6.4          Transferability. An Award and a Participant’s rights and interest under an Award may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of the Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

6.5          Exclusion from Minimum Vesting Requirements. Awards granted under Section 7, Section 8, Section 9 and Section 10 shall be subject to the minimum vesting period and continued employment or provision of service requirement specified for the Award by such Section, as applicable, except that:

(a)           up to a maximum of five percent of the maximum number of shares of Common Stock that may be issued under the Plan pursuant to Section 5.1(a) may be issued pursuant to Awards granted under Section 7, Section 8, Section 9 or Section 10 without regard for any minimum vesting period or continued employment or provision of service requirements set forth in such Sections; and

(b)           continued employment or provision of service for exercisability or vesting shall not be required (i) as the Committee may determine or permit otherwise in connection with the occurrence of a Defined Event, and (ii) as may be required or otherwise be deemed advisable by the Committee in connection with an Award granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

6.6          Award Agreement. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan, including a written agreement, contract, certificate or other instrument or document containing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically. Each Award and Award Agreement shall be subject to the terms and conditions of the Plan.

6.7          Method of Payment. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of shares of Common Stock or other property, or a combination thereof, as the Committee shall determine or as specified by the Plan or an Award Agreement. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine.

6.8          Change in Control. The Committee may include in an Award Agreement provisions related to a Change in Control, provided that, any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) either (A) the employment of the Participant is terminated within two years following the Change in Control (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding Awards, and provided further that with respect to any Award granted under the Plan that is earned or vested based upon achievement of performance objectives, any amount deemed earned or vested in connection with a Change in Control or associated termination of employment shall be based upon the degree of performance attained through a date prior to the Change in Control determined by the Committee (unless such performance cannot be determined, in which case the amount deemed earned or vested shall be based on target performance).

6.9          Forfeiture Provisions. The Committee may, in its discretion, provide in an Award Agreement that an Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition (to the extent permissible under applicable law), non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 6.9 or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

6.10        Recoupment Provisions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, Awards are subject to the Company’s Detrimental Conduct Recoupment Policy. In addition, notwithstanding anything in the Plan or in any Award Agreement to the contrary, all Awards granted under the Plan will also be subject to recoupment in accordance with any other clawback policy adopted by the Company to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or Exchange listing conditions.

Section 7.             Stock Options

7.1          Grant of Stock Options. The Committee may grant Awards of Stock Options. The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Code, and that any ambiguities in construction shall be interpreted in order to effectuate that intent. Each Stock Option granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

7.2          Exercise Price; Expiration Date. Except for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Option on the date that the Stock Option is granted. The Committee in its discretion shall establish the expiration date of a Stock Option; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Option is granted.

7.3          Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be subject to each Stock Option.

7.4          Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Stock Options shall not vest for at least one year after the date of grant.

7.5          Exercisability. The Stock Option shall not be exercisable unless the Stock Option has vested, and payment in full of the exercise price for the shares of Common Stock being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to:

(a)           cash;

(b)           if permitted by the Committee, by instructing the Company to withhold a number of shares of Common Stock that would otherwise be issued having a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(c)           if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired shares of Common Stock that have been held by the Participant for at least six months (or such short period, if any, determined by the Committee in consideration of applicable accounting standards) and that have a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(d)           if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon the exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or

(e)           any combination of the foregoing.

7.6          Limitations for Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000 (or such other limit that applies at the time the Incentive Stock Options are granted), such Incentive Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options. If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of Common Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such Incentive Stock Option shall be at least 110 percent of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant; and (b) such Incentive Stock Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted. The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, the Share Reserve.

Section 8.             Stock Appreciation Rights

8.1          Grant of Stock Appreciation Rights. The Committee may grant Awards of Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Appreciation Rights or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

8.2          Exercise Price; Expiration Date. Except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date that the Stock Appreciation Right is granted. The Committee in its discretion shall establish the expiration date of a Stock Appreciation Right; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Appreciation Right is granted.

8.3          Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be subject to each Award of Stock Appreciation Rights.

8.4          Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Stock Appreciation Rights shall not vest for at least one year after the date of grant.

8.5          Exercisability. Stock Appreciation Rights shall not be exercisable unless the Stock Appreciation Rights have vested.

8.6          Exercise and Settlement. An Award of Stock Appreciation Rights shall entitle the Participant to exercise such Award and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Common Stock having an aggregate Fair Market Value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock, at the date of such exercise, over the exercise price per share, times the number of shares of Common Stock for which the Award is being exercised. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other property, or any combination thereof, as determined by the Committee, equal to the aggregate Fair Market Value of the shares of Common Stock it would otherwise be obligated to deliver.

Section 9.             Restricted Stock and Restricted Stock Units

9.1          Grant of Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

9.2          Number of Shares of Common Stock. The Committee shall determine the number of shares of Common Stock to be issued to a Participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration or a combination thereof.

9.3          Restricted Stock Issuance. Shares of Common Stock issued to a Participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such shares of Common Stock, which shall be evidenced in the manner permitted by law as determined by the Committee in its discretion, including but not limited to (a) causing a legend or legends to be placed on any certificates evidencing such Restricted Stock, or (b) causing “stop transfer” instructions to be issued, as it deems necessary or appropriate.

9.4          Vesting Conditions. The vesting of an Award of Restricted Stock or Restricted Stock Units may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

9.5          Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Restricted Stock and Restricted Stock Units shall not vest for at least one year after the date of grant.

9.6          Stockholder Rights. Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a Participant to whom an Award of Restricted Stock has been made shall have ownership of such shares of Common Stock, including the right to vote the same, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan or Award Agreement; provided, however, dividends or other distributions made with respect to such shares of Common Stock shall only be paid to a Participant if, when and to the extent that the Restricted Stock vests, as required by Section 6.2.

Section 10.           Other Stock-Based Awards

10.1        Grant of Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards. Each Other Stock-Based Award granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

10.2        Vesting Conditions. The vesting of Other Stock-Based Awards may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

10.3        Minimum Vesting Period. Except as otherwise permitted by Section 6.5, Other Stock-Based Awards shall not vest for at least one year after the date of grant.

10.4        Settlement. The Committee shall be entitled in its discretion to settle the obligation under an Other Stock-Based Award by the payment of cash, shares of Common Stock or other property, or any combination thereof.

Section 11.           Dilution and Other Adjustments

11.1        Adjustment for Corporate Transaction or Change in Corporate Capitalization. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee or Board, as applicable, shall make such adjustment in (a) the class and maximum number of shares of Common Stock that may be delivered under the Plan as described in Section 5.1 and the limits under Section 7.6, (b) the class, number and exercise price of outstanding Stock Options and Stock Appreciation Rights, and (c) the class and number of shares subject to any other Awards granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), as may be determined to be appropriate by the Committee or Board, as applicable, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.

11.2        Adjustment for Merger or Consolidation. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, adjust each Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger, consolidation or similar transaction.

11.3        Assumption or Substitution of Awards. In the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to: (a) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction; or (b) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee or Board, as applicable, in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; provided, however, that in the event that the acquirer does not agree to the assumption or substitution of Awards in the foregoing manner, the Committee shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee or Board, as applicable, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (i) the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event, over (ii) the exercise price of such Stock Option or Stock Appreciation Right, provided further that the value of any outstanding Stock Option or Stock Appreciation Right shall be zero where the exercise price of such Stock Option or Stock Appreciation Right is greater than the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event; and that no change to the original timing of payment will be made to the extent it would violate Section 409A.

Section 12.          Amendment of Plan or Awards

The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion in any manner that it deems necessary or appropriate; provided however, that no amendment may be made without stockholder approval if such amendment:

(a)           would increase the number of shares available for grant specified in Section 5.1 (other than pursuant to Section 11);

(b)           would decrease the minimum Stock Option exercise price set forth in Section 7.2 or the minimum Stock Appreciation Rights exercise price set forth in Section 8.2 (in each case, other than changes made pursuant to Section 11);

(c)           would reduce the minimum vesting or performance periods set forth in Section 7.4, Section 8.4, Section 9.5 and Section 10.3;

(d)           would change the limits set forth in Section 7.6 (other than pursuant to Section 11); or

(e)           would amend or repeal the prohibition against repricing or exchange set forth in Section 3.3; or

(f)            is required to be approved by the stockholders under applicable law, including Exchange listing conditions.

No such amendment shall adversely affect in a material manner any right of a Participant under an Award without his or her written consent. Any stockholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan shall be made in a manner as to ensure that an Award intended to be exempt from Section 409A will continue to be exempt from Section 409A and that an Award intended to comply with Section 409A will continue to comply with Section 409A.

Section 13.          Plan Termination

13.1       Suspension. The Plan may be suspended in whole or in part at any time and from time to time by the Board.

13.2       Termination. The Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No Award may be granted under the Plan after the date that is 10 years from the date the Plan was last approved and adopted by the stockholders of the Company. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his or her consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Section 12.

Section 14.          Miscellaneous

14.1       Loans. No loans from the Company or any Affiliate to a Participant shall be permitted in connection with the Plan.

14.2       Reservation of Rights of Company. No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved.

14.3       Non-Uniform Treatment. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

14.4       General Conditions of Awards. No Participant or other person shall have any right with respect to the Plan, the shares of Common Stock reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him or her) have been met.

14.5       Rights as a Stockholder. Unless otherwise determined by the Committee in its discretion, a Participant holding Stock Options, Stock Appreciation Rights, Restricted Stock Units, Other Stock-Based Awards or other Awards shall have no rights as a stockholder with respect to any shares of Common Stock (or as a holder with respect to other securities), if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or her or the entry on his or her behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such shares of Common Stock or other instrument of ownership, if any. Except as provided in Section 11, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

14.6       Compliance with Applicable Laws. No shares of Common Stock or other property shall be issued or paid hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws.

14.7       Withholding of Taxes. The Company and its Affiliates shall have the right to deduct from any payment made under the Plan the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. In accordance with rules and procedures established by the Committee, the required withholding obligations may be settled with shares of Common Stock, including shares of Common Stock that are part of the Award that gives rise to the withholding requirement (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact). It shall be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, shares of Common Stock or other property, or any combination thereof that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

14.8       Unfunded Nature of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

14.9       Consent. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

14.10     No Warranty of Tax Effect. Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a Participant or his or her beneficiary. Furthermore, the existence of an Award shall not affect the right or power of the Company or its stockholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

14.11     Interpretation. Unless the context indicates otherwise, references to “Sections” in the Plan refer to Sections of the Plan. Headings of Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. In the Plan, the use of the masculine pronoun shall include the feminine and the use of the singular shall include the plural, as appropriate.

14.12     Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall: (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

14.13      Choice of Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14.14     Section 409A. Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A and any Section 409A compliance policy of the Company. To the extent any payment of an Award may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A(2)(B)) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A), then to the extent any Award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided in a lump sum upon the earlier of six months and one day after such separation from service, and the date of the Participant’s death. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail exemption from or compliance with Section 409A may be amended to qualify for exemption from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

Appendix C

The proposed amendment to our Charter to update the exculpation provision (Proposal No. 5) is set forth below.

Article Sixth would be amended to read in its entirety as follows:

SIXTH: No director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

C-1

Appendix D

The proposed amendment to our Bylaws to implement majority voting for uncontested director elections (Proposal No. 6) is set forth below.

The third paragraph of Section 3.2 would be amended to read in its entirety as follows:

Except as provided in Section 3.3 of this Article III, a nominee for a director shall be elected to the Board of Directors if votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting of stockholders at which a quorum is present; provided, however, that nominees shall be elected by a plurality of votes cast at any meeting of stockholders for which (a) the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors pursuant to Section 2.20 of these Bylaws, and (b) such nomination or notice has not been withdrawn on or before the 10th day before the Corporation first mails its initial proxy statement in connection with such election of directors.

D-1

Appendix E

The proposed amendment to our Charter to eliminate the supermajority voting requirement applicable to an amendment of our Charter (Proposal No. 7A) is set forth below.

Article FOURTEENTH would be amended to read in its entirety as follows:

FOURTEENTH: The Company reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

E-1

Appendix F

The proposed amendments to our Charter and Bylaws to eliminate supermajority voting requirements applicable to an amendment of our Bylaws (Proposal No. 7B) are set forth below.

Charter

Article TENTH would be amended to read in its entirety as follows:

TENTH: The Bylaws may be altered, amended or repealed, in whole or in part, either (i) by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon (and, for the avoidance of doubt, without approval of the Board of Directors) or (ii) by the affirmative vote of the majority of the Entire Board of Directors (and, for the avoidance of doubt, without approval of the stockholders).

Bylaws

Article IX would be amended to read in its entirety as follows:

SECTION 9.1 Amendments. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting (if there is one) of the stockholders or Board of Directors, as the case may be. All such alterations, amendments, repeals or adoptions must be approved by either the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Company entitled to vote thereon or by a majority of the Entire Board of Directors.

F-1

Appendix G

The proposed amendments to the Charter and the Bylaws to eliminate supermajority voting requirements to remove directors for cause and to appoint directors in the event the entire Board of Directors is removed (Proposal No. 7C) are set forth below.

Charter

Parts (b) and (d) of Article FIFTH would be amended to read in their entirety as follows:

(b) Removal. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the Entire Board of Directors may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors. The vacancy in the Board of Directors caused by any such removal shall be filled as provided in Part (d) of this Article FIFTH.

(d) Vacancies and Newly Created Directorships. Subject to the terms of any one or more classes or series of Preferred Stock, (i) any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and (ii) any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, by a sole remaining director or, solely in the event of the removal of the Entire Board of Directors, by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

Bylaws

Sections 3.3 and 3.6 would be amended to read in their entirety as set forth below.

SECTION 3.3 Vacancies. Unless otherwise required by law or the Certificate of Incorporation, and subject to the terms of any one or more classes or series of preferred stock of the Corporation, (i) any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, (ii) any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director and (iii) solely in the event of the removal of the Entire Board of Directors, the resulting vacancies may be filled only by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

G-1

SECTION 3.6 Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or electronic transmission to (i) the Chairman of the Board of Directors, if there be one, or to the Chief Executive Officer, if there is no Chairman of the Board, and (ii) the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock of the Corporation then outstanding, any director or the Entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors. The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Section 3.3. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

G-2

GANNETT

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/04/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/04/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Theodore P. Janulis
02) John Jeffry Louis III
03) Maria M. Miller
04) Michael E. Reed
05) Amy Reinhard
06) Debra A. Sandler
07) Kevin M. Sheehan
08) Laurence Tarica
09) Barbara W. Wall

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6, 7A, 7B, AND 7C.

NOTE: The proxies, in their discretion, are further authorized to vote on such other business or matters as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000604019_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

GANNETT CO., INC.
Annual Meeting of Stockholders
June 5, 2023 8:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Michael E. Reed, Polly Grunfeld Sack, and Matthew Esposito, or any of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GANNETT CO., INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. Eastern Time on June 5, 2023, virtually at www.virtualshareholdermeeting.com/GCI2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of all listed nominees for the Board of Directors, and FOR proposals 2, 3, 4, 5, 6, 7A, 7B, and 7C.

0000604019_2 R1.0.0.6

Continued and to be signed on reverse side